<PAGE 1>

Exhibit 7

                       AMENDED AND RESTATED
                  WORKING CAPITAL FINANCING AND
                            TERM LOAN
                            AGREEMENT


This AMENDED AND RESTATED WORKING CAPITAL FINANCING AND TERM LOAN AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement") is hereby made this 30th day of August, 1996, by and between IBM CREDIT CORPORATION with a place of business at 5000 Executive Parkway, Suite 450, San Ramon, CA 94583 ("IBM Credit"), and RADIUS INC. with a place of business at 215 Moffett Park Drive, Sunnyvale, CA 94089 ("Customer").

                             RECITALS

     WHEREAS, Customer and IBM Credit entered into that certain Inventory and Working Capital Financing Agreement dated as of February 17, 1995 (as amended, supplemented or otherwise modified prior to the date hereof, the "Existing Financing Agreement") pursuant to which Customer requested that IBM Credit finance Customer's acquisition of inventory and equipment and finance Customer's working capital requirements;

     WHEREAS, Customer has been in default of the terms and conditions of the Existing Financing Agreement and has been in default of payments to its other creditors;

     WHEREAS, on or about January 29, 1996 certain of the largest unsecured creditors of Customer formed a committee (the
"Unsecured Creditors Committee") to resolve Customer's payment defaults to its unsecured creditors;

     WHEREAS, Customer and IBM Credit have agreed that IBM Credit shall not finance Customer's purchases of Products (as defined in the Existing Financing Agreement) from Authorized Suppliers (as defined in the Existing Financing Agreement);

     WHEREAS, IBM Credit is willing to agree to restructure the indebtedness of Customer under the Existing Financing Agreement by (1) converting Three Million ($3,000,000.00) of such indebtedness to senior convertible preferred stock of Customer,
(2) continuing a portion of such indebtedness under a secured working capital line of credit and (3) continuing the remaining portion of such indebtedness as a secured term loan;




                            -  -









     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Existing Financing Agreement is hereby amended and restated in its entirety to read as follows:



















































                            -  -









<PAGE 2>
                     Section 1.  DEFINITIONS

1.1 Special Definitions. The following terms shall have the following respective meanings in this Agreement:

"A/R Advance": any loan or advance of funds made by IBM Credit to Customer pursuant to Section 2.2 of this Agreement.

"A/R Advance Date": the Business Day on which IBM Credit makes an A/R Advance under this Agreement.

"A/R Finance Charges":  as defined on Attachment A.

"Abacus":  Abacus, Ltd., successor in interest to Gradeup, Ltd.
and a wholly-owned subsidiary of Computers Unlimited (Europe).

"Accounts":  as defined in the U.C.C.

"Advance": any loan or other extension of credit by IBM Credit to Customer pursuant to this Agreement including, without limitation, A/R Advances and the Term Loan.

"Affiliate": with respect to the Customer, any Person meeting one of the following: (i) at least 10% of such Person's equity is owned, directly or indirectly, by Customer; (ii) at least 10% of Customer's equity is owned, directly or indirectly, by such Person; or (iii) at least 10% of Customer's equity and at least 10% of such Person's equity is owned, directly or indirectly, by the same Person or Persons. All of Customer's officers, directors, joint venturers, and partners shall also be deemed to be Affiliates of Customer for purposes of this Agreement.

"Approved Officer": the chief executive officer, chief financial officer or other officer of Radius approved in writing by IBM
Credit.

"Auditors": a nationally recognized firm of independent certified public accountants selected by Customer and satisfactory to IBM Credit.

"Available Credit": at any time, (1) the Maximum Advance Amount less (2) the Outstanding A/R Advances at such time.

"Average Daily Balance": the sum of the Outstanding A/R Advances or Outstanding Term Loan, as the case may be, as of the end of each day during a calendar month, divided by the number of days in the calendar month.

"Borrowing Base":  as defined in Attachment A.

"Business Day":  any day other than a Saturday, Sunday or other




                            -  -









<PAGE 3>
day on which commercial banks in New York, New York are generally closed or on which IBM Credit is closed.

"Closing Date": the date on which the conditions precedent to the effectiveness of this Agreement set forth in Section 5.1 hereof are satisfied or waived in writing by IBM Credit.

"Code": the Internal Revenue Code of 1986, as amended or any successor statute.

"Collateral":  as defined in Section 4.1.

"Collateral Management Report": a report to be delivered by Customer to IBM Credit from time to time, as provided herein, signed by an Approved Officer, in the form of Attachment F hereto, detailing and certifying, among other items: Customer's Eligible Accounts, Customer's Eligible Foreign Accounts, the amounts and aging of all of Customer's Accounts, the amounts and aging of Customer's accounts payable as of a specified date, all of Customer's IBM Credit borrowing activity during a specified period and the total amount of Customer's Borrowing Base as well as Customer's Outstanding A/R Advances, Outstanding Term Loan, Available Credit and any Shortfall Amount as of a specified date.

"Compliance Certificate": a certificate substantially in the form of Attachment C.

"Default": either (1) an Event of Default or (2) any event or condition which, but for the requirement that notice be given or time lapse or both, would be an Event of Default.

"Delinquency Fee Rate":  as defined on Attachment A.

"Eligible Account":  as defined in Section 3.1.

"Eligible Foreign Account": an account of Customer for which the account debtor is QMS (Japan) or Abacus that, but for (i) such account being payable in other than U.S. dollars and (ii) the account debtor for such account not being a resident of the United States, constitutes an Eligible Account.

"Eligible Inventory": inventory of the Customer that (i) is in the possession or under the control of Customer, (ii) is located in a jurisdiction in the United States where IBM Credit has filed effective financing statements, (iii) is subject to the perfected security interest of IBM Credit that is prior to all other security interests in or liens on such inventory, (iv) is being held by Customer for sale to customers in the ordinary course of business and (v) is not inventory constituting spare parts.

"Environmental Laws": all statutes, laws, judicial decisions, regulations, ordinances, and other governmental restrictions relating to pollution, the protection of the environment,


                            -  -









occupational health and safety, or to emissions, discharges or release of pollutants, contaminants, hazardous substances or wastes into the environment.

"Environmental Liability": any claim, demand, obligation, cause of action, allegation, order, violation, injury, judgment, penalty or fine, cost or expense, resulting from the violation or

















































                            -  -









<PAGE 4>
alleged violation of any Environmental Laws or the imposition of any Lien pursuant to any Environmental Laws.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended, or any successor statutes.

"Event of Default":  as defined in Section 9.1.

"Financial Statements": the consolidated and consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder's equity of Customer and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices.

"GAAP":  generally accepted accounting principles in the United
States as in effect from time to time.

"Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

"Hazardous Substances": all substances, wastes or materials, to the extent subject to regulation as "hazardous substances" or "hazardous waste" under any Environmental Laws.

"Indebtedness": with respect to any Person, (1) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (2) all obligations of such Person under capital leases, (3) all obligations of such Person in respect of letters of credit, banker's acceptances or similar obligations issued or created for the account of such Person, (4) liabilities arising under any interest rate protection, future, option swap, cap or hedge agreement or arrangement under which such Person is a party or beneficiary,
(5) all obligations under guaranties of such Person and (6) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. For purposes of clarification, Customer and IBM Credit acknowledge that preferred stock of Customer held by IBM Credit shall not be considered "Indebtedness" as defined herein.

"Investment": with respect to any Person (the "Investor"), (1) any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise, and (2) any guaranty


                            -  -









by the Investor of any Indebtedness or other obligation of any other Person.

"Lien(s)":  any lien, claim, charge, pledge, security interest,




















































                            -  -









<PAGE 5>
deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

"Line of Credit":  as defined in Section 2.1.

"Material Adverse Effect": a material adverse effect (1) on the business, operations, results of operations, assets, or financial condition of the Customer, (2) on the aggregate value of the Collateral or the aggregate amount which IBM Credit would be likely to receive (after giving consideration to reasonably likely delays in payment and reasonable costs of enforcement) in the liquidation of such Collateral to recover the Obligations in full, or (3) on the rights and remedies of IBM Credit under this Agreement.

"Maximum Advance Amount": at any time, the lesser of (1) the Line of Credit and (2) the Borrowing Base at such time.

"Obligations": all covenants, agreements, warranties, duties, representations, loans, advances, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Customer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reasonable expenses, indemnities, liabilities and Indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from Customer to IBM Credit.

"Other Agreements": all security agreements, mortgages, leases, instruments, documents, guarantees, schedules, contracts and similar agreements executed by Customer and delivered to IBM Credit, pursuant to this Agreement or otherwise, and all amendments, supplements and other modifications to the foregoing from time to time.

"Other Charges":  as set forth in Attachment A.

"Outstanding Advances": at any time of determination, the sum of the Outstanding A/R Advances and the Outstanding Term Loan.

"Outstanding A/R Advances": at any time of determination, the sum of (1) the unpaid principal amount of all A/R Advances made by IBM Credit under this Agreement; and (2) any finance charge, fee, expense or other amount related to A/R Advances charged to Customer's account with IBM Credit.

"Outstanding Term Loan": at any time of determination, the sum of (1) the unpaid principal amount of the Term Loan; and (2) any finance charge, fee, expense or other amount related to the Term
Loan charged to Customer's account with IBM Credit.


                            -  -










"Permitted Indebtedness": any of the following:

(1)  Indebtedness to IBM Credit;




















































                            -  -









<PAGE 6>
(2)  Indebtedness described in Section VII of Attachment B;

(3)  guaranties in favor of IBM Credit;

(4) guaranties on behalf of Subsidiaries of Customer in favor of other creditors in an aggregate amount at any time not exceeding fifty thousand dollars ($50,000.00);

(5)  Customer's obligations under its lease relating to 215
Moffett Park Drive, Sunnyvale, CA. as in existence on the date hereof;

(6) Purchase Money Indebtedness incurred to purchase equipment to be used in Customer's business in an amount not to exceed
$250,000 per fiscal quarter; and

(7) Other Indebtedness consented to by IBM Credit in writing prior to the incurrence thereof.

"Permitted Liens":  any of the following:

(1) Liens which are the subject of an intercreditor agreement, in effect from time to time between IBM Credit and any other secured creditor;

(2)  Liens described in Section I of Attachment B;

(3) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

(4) attachment or judgment Liens individually or in the aggregatenot in excess of fifty thousand dollars ($50,000.00)
(exclusive of (A) any amounts that are duly bonded to the satisfaction of IBM Credit or (B) any amount fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full);

(5) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Customer;




                            -  -









(6) extensions and renewals of the foregoing permitted Liens; provided that (A) the aggregate amount of such extended or renewed Liens do not exceed the original principal amount of the Indebtedness which it secures, (B) such Liens do not extend to any property other than property already previously subject to the Lien and (C) such extended or renewed Liens are on terms and


















































                            -  -









<PAGE 7>
conditions no more restrictive than the terms and conditions of the Liens being extended or renewed;

(7) Liens for taxes, assessments or governmental charges not delinquent or being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

(8) Liens arising out of deposits in connection with workers' compensation, unemployment insurance or other social security or similar legislation;

(9)  Purchase Money Security Interests securing Purchase Money
Indebtedness constituting Permitted Indebtedness;

(10) Liens in favor of IBM Credit arising pursuant to this Agreement; and

(11) other Liens arising after the date hereof and consented to by IBM Credit in writing prior to the incurrence thereof.

"Person": any individual, association, firm, corporation, partnership, trust, unincorporated organization or other entity whatsoever.

"Policies": all policies of insurance required to be maintained by Customer under this Agreement or any of the Other Agreements.

"Prime Rate": as of the date of determination, the average of the rates of interest announced by Citibank, N.A., The Chase Manhattan Bank, N.A. and Bank of America National Trust & Savings Association as their prime or base rate, as of the last Business Day of the calendar month immediately preceding the date of determination, whether or not such announced rates are the actual rates charged by such banking institutions to their most creditworthy borrowers.

"Purchase Money Indebtedness": any Indebtedness (including capital leases) incurred to finance the acquisition of assets to be used in the Customer's business not to exceed the lesser of
(1) the purchase price or acquisition cost of such asset and (2) the fair market value of such asset.

"Purchase Money Security Interest": any security interest securing Purchase Money Indebtedness, which security interest applies solely to the particular asset acquired with the Purchase
Money Indebtedness.

"Request for A/R Advance": as defined in Section 2.2.



                            -  -









"Requirement of Law": as to any Person, the articles of incorporation and by-laws of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.


















































                            -  -









<PAGE 8>
"Shortfall Transaction Fee":  as defined on Attachment A.

"Subsidiary": with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

"Term Loan": as defined in Section 2.9.

"Termination Date": shall mean the earlier of (i) the fourth anniversary of the date of this Agreement or such other date as IBM Credit and Customer may agree to in writing from time to time and (ii) the date that is ninety (90) days following the date on which the Term Loan is paid in full.

"Voting Stock": securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).

1.2. Other Defined Terms. Terms not otherwise defined in this Agreement which are defined in the Uniform Commercial Code as in effect in the State of New York (the "U.C.C.") shall have the meanings assigned to them therein.

Section 2.  LINE OF CREDIT/FINANCE CHARGES/OTHER CHARGES

2.1. Line of Credit. Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date to but not including the date that is the earlier of (x) the date on which this Agreement is terminated pursuant to Section 10.1 and (y) the date on which IBM Credit terminates the Line of Credit pursuant to Section 9.2, IBM Credit agrees to extend to the Customer a line of credit ("Line of Credit") in the amount set forth in Attachment A pursuant to which IBM Credit will make to the Customer, from time to time, A/R Advances in an aggregate amount at any one time outstanding not to exceed the Maximum Advance Amount. Notwithstanding any other term or provision of this Agreement, IBM Credit may, at any time and from time to time, in its sole discretion, (i) temporarily increase the amount of the Line of Credit above the amount set forth in Attachment A and decrease the amount of the Line of Credit back to the amount of the Line of Credit set forth in Attachment A, in each case upon notice to Customer and (y) make Advances pursuant to this Agreement upon the request of Customer in an aggregate amount at any one time outstanding in excess of the Line of Credit.

2.2. A/R Advances. (A) Whenever Customer shall desire IBM Credit to provide an A/R Advance, Customer shall deliver to IBM Credit (i) written notice of Customer's request for such an Advance ("Request for A/R Advance") and (ii) a Collateral Management Report. For any requested A/R Advance pursuant to which monies will be disbursed to Customer or any Person other


                            -  -









than IBM Credit, a Request for A/R Advance shall be delivered to IBM Credit on or prior to 1:00 p.m. (New York City, NY time) one Business Day prior to the requested A/R Advance Date. The Request for A/R Advance shall specify (i) the requested A/R Advance Date and (ii) the amount of the requested A/R Advance. Customer may deliver a Request for A/R Advance via facsimile. Any Request for


















































                            -  -









<PAGE 9>
A/R Advance delivered to IBM Credit shall be irrevocable.

     (B) Subject to the terms and conditions of this Agreement, on the A/R Advance Date specified in a Request for A/R Advance, IBM Credit shall make the principal amount of each A/R Advance available to the Customer in immediately available funds to an account maintained by Customer. If IBM Credit is making an A/R Advance hereunder on a day on which Customer is to repay all or any part of an Outstanding Advance (or any other amount owing hereunder), IBM Credit shall apply the proceeds of the A/R Advance to such repayment and only an amount equal to the difference, if any, between the amount of the A/R Advance and the amount being repaid shall be made available to Customer as provided in the immediately preceding sentence.

     (C) Each A/R Advance shall accrue a finance charge on the unpaid principal amount thereof, at a per annum rate equal to the lesser of (a) the finance charge set forth in Attachment A to this Agreement under the caption "A/R Finance Charge", and (b) the highest rate from time to time permitted by applicable law. If it is determined that amounts received from the Customer were in excess of such highest rate, then the amount representing such excess shall be considered reductions to principal of Advances.

     (D) Unless otherwise due and payable at an earlier date, the unpaid principal amount of each A/R Advance shall be due and payable on the Termination Date.

2.3. Finance and Other Charges. (A) Finance charges shall be calculated by multiplying the applicable Delinquency Fee Rate, Term Loan Finance Charge or A/R Finance Charge provided for in this Agreement by Customer's applicable Average Daily Balance. The Delinquency Fee Rate, the Term Loan Finance Charge and the A/R Finance Charge provided for in this Agreement are each computed on the basis of an actual day, 360 day year.

     (B) The Customer hereby agrees to pay to IBM Credit the charges set forth as "Other Charges" in Attachment A. The Customer also agrees to pay IBM Credit additional charges for any returned items of payment received by Customer. The Customer hereby acknowledges that any such charges are not interest but that such charges, if unpaid, will constitute part of the Outstanding Advances.

     (C) The finance charges and Other Charges owed under this Agreement, and any charges hereafter agreed to in writing by the parties, will be set forth in IBM Credit's monthly billing statement to Customer and shall be payable on the 15th day of each month, or IBM Credit may, in its sole discretion, add unpaid finance charges and Other Charges to the Customer's outstanding Advances.




                            -  -









     (D) If any amount owed under this Agreement, including, without limitation, any Advance, the Term Loan or any Shortfall Amount, is not paid when due (whether at maturity, by acceleration or otherwise), the unpaid amount thereof will bear a late charge from and including its due date (or in the case of any Shortfall Amount, from and including the date demand for payment is made) to but not including the date IBM Credit receives payment thereof, at a per annum rate equal to the lesser of (a) the amount set forth in Attachment A to this Agreement as















































                            -  -









<PAGE 10>
the "Delinquency Fee Rate" and (b) the highest rate from time to time permitted by applicable law. In addition, if any Shortfall Amount shall not be paid when due pursuant to Section 2.5 hereof, Customer shall pay IBM Credit an additional late charge equal to the Shortfall Transaction Fee. If it is determined that amounts received from Customer were in excess of such highest rate, then the amount representing such excess shall be considered reductions to principal of Advances.

2.4. Statements Regarding Customer's Account. IBM Credit will send statements of each transaction hereunder as well as monthly billing statements to Customer with respect to Advances and other charges due on Customer's account with IBM Credit. Each statement of transaction and monthly billing statement shall be deemed, absent manifest error, to be correct and shall constitute an account stated with respect to each transaction or amount described therein unless within seven (7) calendar days after such statement of transaction or billing statement is received by Customer, Customer provides IBM Credit written notice objecting that such amount or transaction is incorrectly described therein and specifying the error(s), if any, contained therein. IBM Credit may at any time adjust such statements of transaction or billing statements to comply with applicable law and this Agreement.

2.5. Shortfall. If, on any date, the Outstanding A/R Advances shall exceed the Maximum Advance Amount (such excess, the "Shortfall Amount"), then A/R Advances in an amount equal to the Shortfall Amount shall be due and payable on such date and Customer shall on such date repay the Outstanding Advances in an amount equal to such Shortfall Amount.

2.6. Application of Payments. Customer hereby agrees that all checks and other instruments delivered to IBM Credit on account of Customer's Obligations shall constitute conditional payment until such items are actually collected by IBM Credit. Customer waives the right to direct the application of any and all payments at any time or times hereafter received by IBM Credit on account of the Customer's Obligations. Subject to the provision of Section 2.10, Customer agrees that IBM Credit shall have the continuing exclusive right to apply and reapply any and all such payments to Customer's Obligations in such manner as IBM Credit may deem advisable notwithstanding any entry by IBM Credit upon any of its books and records.

2.7. Prepayment and Reborrowing By Customer. (A) All amounts received by IBM Credit, including all amounts in respect of Accounts deposited to the Special Accounts, may be credited by IBM Credit from time to time to the repayment of the Obligations under this Agreement or, in IBM Credit's sole and absolute discretion, may be disbursed to Customer. The crediting of amounts received by IBM Credit in respect of such Obligations shall in all cases be subject to the final collection thereof.


                            -  -










     (B) Customer may at any time prepay, without notice or penalty, in whole or in part amounts owed under this Agreement. IBM Credit may apply payments made to it (whether by the Customer or otherwise) to pay finance charges and other amounts owing under this Agreement first and then to the principal amount owed by the Customer.

     (C) Subject to the terms and conditions of this Agreement, any amount prepaid or repaid to IBM Credit in respect to the














































                            -  -









<PAGE 11>
Outstanding A/R Advances may be reborrowed by Customer in accordance with the provisions of this Agreement.

2.8. Application of Collections by IBM Credit. Subject to the provisions of Section 2.10, Customer agrees that IBM Credit may from time to time apply any and all monies, reserves and proceeds received or collected by IBM Credit with respect to the Accounts and other Goods or property of Customer at any time or times hereafter, including, without limitation, any and all funds collected from the Lockbox and the Special Account, to pay or prepay, as the case may be, any amounts owing by Customer to IBM Credit whether or not such amounts are then due and payable, or IBM Credit may, in its sole discretion, disburse any part of or all such monies, reserves and proceeds to Customer. Customer agrees that IBM Credit may, but shall not be obligated to, cause funds collected from the Lockbox to be swept on a daily basis.

2.9. Term Loan. (A) On the Closing Date, the portion of the Outstanding Advances pursuant to the Existing Financing Agreement in an amount to be agreed upon by Customer and IBM Credit (which amount shall include an Advance by IBM Credit to Customer hereunder on the Closing Date in an amount not to exceed $500,000 to fund Customer's settlement of claims with certain unsecured creditors) shall constitute a term loan to Customer (the "Term Loan"). The Term Loan shall be subject to the Mandatory Pre-Payments set forth in Section 2.10. Unless otherwise due and payable at an earlier date (whether by acceleration, Mandatory Pre-Payment or otherwise), the principal balance of the Term Loan shall be due and payable on August 31, 2000 (or if such date is not a Business Day, on the Business Day immediately preceding such date).

     (B) The Term Loan shall accrue a finance charge on the unpaid principal amount thereof, at a per annum rate equal to the lesser of (a) the finance charge set forth in Attachment A to this Agreement under the caption "Term Loan Finance Charge", and
(b) the highest rate from time to time permitted by applicable law. If it is determined that amounts received from the Customer were in excess of such highest rate, then the amount representing such excess shall be considered reductions to principal of Advances.

2.10. Mandatory Pre-Payments. On each Mandatory Pre-Payment Date, the Obligations of Customer to IBM Credit shall be due and payable in an amount equal to the Mandatory Pre-Payment Amount. For purposes of this Agreement, "Mandatory Pre-Payment Date" shall mean each of the following dates: (i) the date of the consummation of any sale, transfer or other disposition by Customer of any assets (other than inventory and used or obsolete equipment in the ordinary course of business) or operations of Customer, including, without limitation, the sale, transfer or other disposition of Customer's interest in Splash Technology Holdings, Inc., UMAX Computer Corporation and Portrait Display


                            -  -









Labs, Inc., (ii) the date of the receipt by Customer of any other Non-Operating Cash Flow, (iii) the date of the consummation of any equity investment, debt issue or capital infusion in Customer from any source, and (iv) the thirtieth (30th) day following the end of each fiscal quarter of Customer. For purposes of this Agreement, "Mandatory Pre-Payment Amount" shall mean each of the following amounts: (1) an amount equal to the proceeds of any sale, transfer or other disposition set forth in clause (i) of the definition of Mandatory Pre-Payment Date, (2) an amount equal to the amount of any Non-Operating Cash Flow received by Customer, (3) an amount equal to ten percent (10%) of the proceeds of an equity investment, debt issue or capital infusion set forth in clause (iii) of the definition of Mandatory











































                            -  -









<PAGE 12>
Pre-Payment Date, and (4) an amount equal to fifty percent (50%) of the Operating Cash Flow of Customer for the immediately preceding fiscal quarter, in the case of each of clauses (1), (2) and (3) of this sentence, net of all reasonable and customary out-of-pocket costs and expenses thereof. For purposes of this Agreement, "Non-Operating Cash Flow" shall mean the proceeds or other amounts received by Customer in respect of any event other than (x) for sales of inventory and used or obsolete equipment in the ordinary course of business and (y) any event described in clauses (1), (3) or (4) of the definition of Mandatory Pre-Payment Amount. For purposes of this Agreement, "Operating Cash Flow" shall mean, with respect to a fiscal quarter of Customer, the greater of (x) the Operating Cash Flow of Customer for such fiscal quarter determined on substantially the same basis set forth in Attachment D and (y) seventy-five percent (75%) of the projected Operating Cash Flow of Customer for such fiscal quarter, as set forth on Attachment D. Customer shall cause the Mandatory Pre-Payment Amounts to be transferred directly by the transferor to an account of IBM Credit specified by IBM Credit. The Mandatory Pre-Payment Amounts shall be applied to the Obligations of Customer under this Agreement in the following order: first, to pay any past-due finance charges, second, to pay any outstanding Shortfall Amount, third, to pay the Term Loan, and fourth, upon the request of IBM Credit, to redeem shares of convertible preferred stock of Customer held by IBM Credit. For purposes of clarification, Customer and IBM Credit acknowledge that Customer shall not be obligated to satisfy the Customer's obligations pursuant to the Line of Credit (other than for past-due interest and principal, including any Shortfall Amount) prior to redeeming the preferred stock held by IBM Credit. Customer shall make such arrangements and execute such agreements, documents, instruments and papers as IBM Credit may request to carry out the terms of this paragraph 2.10.

2.11. Sale of Stock Splash. During the first year following the registration of any of the common stock of Splash Technology Holdings, Inc. ("Splash") in connection with a sale of any such stock in a public offering (the "Splash Registration"), upon the request of IBM Credit, Customer shall use its best efforts to sell, as soon as possible thereafter, fifty percent (50%) of Customer's interest in Splash (as of the date hereof and excluding any shares subject to an option issued by Customer in favor of IBM Credit). During the second year following the Splash Registration, upon the request of IBM Credit, Customer shall use its best efforts to sell, as soon as possible thereafter, a percent of Customer's interest in Splash (as of the date hereof and excluding any shares subject to an option issued by Customer in favor of IBM Credit) equal to seventy-five percent (75%) minus the percent of shares sold by Customer in the previous year. During the third year following the Splash Registration, upon the request of IBM Credit, Customer shall use its best efforts to sell, as soon as possible thereafter, a percent of Customer's interest in Splash (as of the date hereof


                            -  -









and excluding any shares subject to an option issued by Customer in favor of IBM Credit) equal to one hundred percent (100%) minus the percent of shares sold by Customer in the previous two years. In addition to the foregoing, if at any time following the Splash Registration the amount of the Outstanding Term Loan shall exceed ninety percent (90%) of the market value of Customer's interest in Splash (as of the date of determination and excluding any shares subject to an option issued by Customer in favor of IBM Credit), upon the request of IBM Credit, Customer shall use its best efforts to sell, as soon as possible thereafter, a percent of Customer's interest in Splash (as of the date hereof and excluding any shares subject to an option issued by Customer in favor of IBM Credit) equal to one hundred percent (100%) minus the percent of shares previously sold by Customer.










































                            -  -









<PAGE 13>
                    Section 3.  LINE OF CREDIT
                      ADDITIONAL PROVISIONS

3.1. Ineligible Accounts. IBM Credit and Customer agree that IBM Credit shall have the sole right to determine eligibility of Accounts from an Account debtor for purposes of determining the Borrowing Base; however, without limiting such right, the following Accounts will be deemed to be ineligible for purposes of determining the Borrowing Base:

     (A) Accounts created from the sale of goods and/or performance of services on non-standard terms or that allow for payment to be made more than thirty (30) days from the date of such sale or performance of services;

     (B) Accounts unpaid more than ninety (90) days from date of invoice;

     (C)  Accounts payable by an account debtor if fifty percent
(50%) or more of the aggregate outstanding balance of all such Accounts remain unpaid for more than ninety (90) days from the date of invoice;

     (D) Accounts payable by an account debtor (other than Abacus to the extent Abacus is an Affiliate of Customer solely by reason of an officer or director of Abacus being an officer or director of Customer) that is an Affiliate of Customer, or an officer, employee, agent, guarantor, stockholder or Affiliate of Customer or is related to or has common shareholders, officers or directors with Customer;

     (E)  Accounts arising from consignment sales;

     (F) Accounts with respect to which the payment by the account debtor is or may be conditional;

     (G)  Accounts with respect to which:

          (i) the account debtor is not a commercial entity, or

          (ii) the account debtor is not a resident of the United
States;

     (H) Accounts payable by any account debtor to which Customer is or may become liable for goods sold or services rendered by such account debtor to Customer;

     (I) Accounts arising from the sale or lease of goods purchased for a personal, family or household purpose;

     (J)  Accounts arising from the sale or other disposition of




                            -  -









<PAGE 14>
goods that has been used for demonstration purposes or loaned or leased by the Customer to another party;

     (K) Accounts which are progress payment accounts or contra accounts;

     (L) Accounts upon which IBM Credit does not have a valid, perfected, first priority security interest;

     (M) Accounts payable by an account debtor that is or Customer knows will become, subject to proceedings under United
States Bankruptcy Law or other law for the relief of debtors;

     (N)  Accounts that are not payable in US dollars;

     (O) Accounts payable by any account debtor that is a remarketer of computer hardware or software products and whose purchases of such products from Customer have been financed by another person who pays the proceeds of such financing directly to Customer on behalf of such debtor;

     (P) Accounts arising from the sale or lease of goods which are billed to any account debtor but have not yet been shipped by Customer;

     (Q) Accounts with respect to which Customer has permitted or agreed to any extension, compromise or settlement, or made any change or modification of any kind or nature, including, but not limited to, any change or modification to the terms relating thereto;

     (R) Accounts that do not arise from undisputed bona fide transactions completed in accordance with the terms and conditions contained in the invoices, purchase orders and contracts relating thereto;

     (S) Accounts that are discounted for the full payment term specified in Customer's terms and conditions with its account debtors, or for any longer period of time;

     (T)  Accounts on cash on delivery (C.O.D.) terms;

     (U) Accounts arising from maintenance or service contracts that are billed in advance of full performance of service;

     (V)  Accounts arising from bartered transactions;

     (W) Accounts arising from incentive payments, rebates, discounts, credits, and refunds from a supplier; and

     (X) Any and all other Accounts that IBM Credit deems, in its reasonable discretion, to be ineligible.



                            -  -









The aggregate of all Accounts that are not ineligible Accounts























































                            -  -









<PAGE 15>
shall hereinafter be referred to as "Eligible Accounts".

3.2. Reimbursement for Charges. Customer agrees to pay for all costs and expenses of Customer's bank in respect to collection of checks and other items of payment, all fees relating to the use and maintenance of the Lockbox and the Special Account (each as defined in Section 3.3) and with respect to remittances of proceeds of the Advances hereunder.

3.3. Lockbox and Special Account. Customer and its Subsidiaries shall establish and maintain lockbox(es) (each, a "Lockbox") at the address(es) set forth in Attachment A with the financial institution(s) listed in Attachment A (each, a "Bank") pursuant to an agreement between the Customer and each Bank in form and substance satisfactory to IBM Credit. Customer shall also establish and maintain a deposit account which shall contain only proceeds of Customer's Collateral ("Special Account") with each Bank. Customer shall enter into and maintain a contingent blocked account agreement with each Bank for the benefit of IBM Credit in form and substance satisfactory to IBM Credit pursuant to which, among other things, such Bank shall agree that, upon notice from IBM Credit, disbursements from the Special Account shall be made only as IBM Credit shall direct. Customer acknowledges that IBM Credit has notified or will notify each Bank that disbursements from the Special Account shall be made only as IBM Credit shall direct, and consents to such notification.

3.4. Deposit Accounts. Customer shall cause to be maintained with each bank or other financial institution at which Customer or any of its Subsidiaries has funds (each, a "Deposit Account Institution"), an agreement between IBM Credit and such Deposit Account Institution, in form and substance satisfactory to IBM Credit, to perfect IBM Credit's security interest in such funds ("Deposit Account Agreement"). Customer shall not deposit funds into, or allow funds to remain in any account that is not subject to a Deposit Account Agreement.

3.5. Collections. Customer shall instruct all account debtors and all transferors of amounts described in Section 2.10 hereof to remit payments directly to a Lockbox or a Special Account. In addition, Customer shall have such instruction (i) printed in conspicuous type on all invoices sent to Account debtors and (ii) include as a term of any agreement with any such transferor and shall use such other reasonable efforts to cause account debtors and transferors to comply with such instructions as IBM Credit may request. Customer shall instruct the Bank to deposit all remittances to such Bank's Lockbox into its Special Account. Without limiting the Customer's foregoing obligations, if, at any time, Customer receives a remittance directly from an account debtor or other transferor, then Customer shall make entries on its books and records in a manner that shall reasonably identify such remittances and shall keep a separate account on its record


                            -  -









books of all remittances so received and deposit the same into the Special Account. Until so deposited into the Special Account, Customer shall keep all remittances separate and apart from Customer's other property so that they are capable of identification as the proceeds of Collateral in which IBM Credit has a security interest.

3.6. Application of Remittances and Credits. Customer shall apply all remittances with respect to Accounts against the aggregate of Customer's outstanding Accounts no later than the














































                            -  -









<PAGE 16>
end of the Business Day on which such remittances are deposited into the Special Account. Customer also agrees to apply each remittance with respect to Accounts against its respective Account no later than three (3) Business Days from the date such remittance is deposited into the Special Account. In addition, Customer shall promptly apply any credits owing in respect to any Account when due.

3.7. Power of Attorney. Customer hereby irrevocably appoints IBM Credit, with full power of substitution, as its true and lawful attorney-in-fact with full power, in good faith and in compliance with commercially reasonable standards, in the discretion of IBM Credit, to:

     (A) sign the name of Customer on any document or instrument that IBM Credit shall deem necessary or appropriate to perfect and maintain perfected the security interest in the Collateral contemplated under this Agreement and the Other Agreements;

     (B) endorse the name of Customer upon any of the items of payment of proceeds and deposit the same in the account of IBM
Credit for application to the Obligations; and

upon the occurrence and during the continuance of an Event of Default as defined in Section 9.1 hereof:

     (C) demand payment, enforce payment and otherwise exercise all Customer's rights and remedies with respect to the collection of any Accounts;

     (D) settle, adjust, compromise, extend or renew any Accounts;

     (E) settle, adjust or compromise any legal proceedings brought to collect any Accounts;

     (F) sell or assign any Accounts upon such terms, for such amounts and at such time or times as IBM Credit may deem advisable;

     (G)  discharge and release any Accounts;

     (H) prepare, file and sign Customer's name on any Proof of Claim in Bankruptcy or similar document against any Account debtor;

     (I) prepare, file and sign Customer's name on any notice of lien, claim of mechanic's lien, assignment or satisfaction of lien or mechanic's lien, or similar document in connection with any Accounts;

     (J) endorse the name of Customer upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or


                            -  -









similar document or agreement relating to any Account or goods pertaining thereto;

     (K) sign the name of Customer to requests for verification of Accounts and notices thereof to Account debtors;



















































                            -  -









<PAGE 17>
     (L) sign the name of Customer on any document or instrument that IBM Credit shall deem necessary or appropriate to enforce any and all remedies it may have under this Agreement, at law or otherwise;

     (M) make, settle and adjust claims under the Policies with respect to the Collateral and endorse Customer's name on any check, draft, instrument or other item of payment of the proceeds of the Policies with respect to the Collateral; and

     (N) take control in any manner of any term of payment of proceeds and for such purpose to notify the postal authorities to change the address for delivery of mail addressed to Customer to such address as IBM Credit may designate.

The power of attorney granted by this Section is for value and coupled with an interest and is irrevocable so long as this Agreement is in effect or any Obligations remain outstanding. Nothing done by IBM Credit pursuant to such power of attorney will reduce any of Customer's Obligations other than Customer's payment Obligations to the extent IBM Credit has received monies.

                Section 4.  SECURITY -- COLLATERAL

4.1 Grant. To secure Customer's full and punctual payment and performance of the Obligations when due (whether at the stated maturity, by acceleration or otherwise), Customer hereby grants IBM Credit a security interest in all of Customer's right, title and interest in and to all property and assets of every kind, character and description whatsoever, whether now owned or hereafter acquired or existing and wherever located, including but not limited to the following:

     (A) all inventory and equipment, and all parts thereof, attachments, accessories and accessions thereto, products thereof and documents therefor;

     (B) all accounts, contract rights, chattel paper, instruments, deposit accounts, obligations of any kind owing to Customer, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing;

     (C) general intangibles, including patents, trademarks, trade names and copyrights;

     (D) all rights now or hereafter existing in and to all mortgages, security agreements, leases or other contracts securing or otherwise relating to any of the foregoing; and

     (E) all substitutions and replacements for all of the foregoing, all proceeds of all of the foregoing and, to the


                            -  -









extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

All of the above assets shall be collectively defined herein as the "Collateral".


















































                            -  -









<PAGE 18>
Customer covenants and agrees with IBM Credit that: (a) the security provided by this Agreement is in addition to any other security from time to time held by IBM Credit and (b) the security hereby created is a continuing security interest and will cover and secure the payment and performance of all Obligations both present and future of Customer to IBM Credit pursuant to this Agreement and the Other Agreements.

4.2. Further Assurances. Customer shall, from time to time upon the request of IBM Credit, execute and deliver to IBM Credit, or cause to be executed and delivered, at such time or times as IBM Credit may request, such other and further documents, certificates and instruments that IBM Credit may deem necessary to perfect and maintain perfected IBM Credit's security interests in the Collateral and that IBM Credit may deem necessary to fully consummate all of the transactions contemplated under this Agreement and the Other Agreements. Customer shall make appropriate entries on its books and records disclosing IBM Credit's security interests in the Collateral.

                 Section 5.  CONDITIONS PRECEDENT

5.1. Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the satisfaction of, or waiver in writing by IBM Credit of compliance with, the following conditions precedent on or prior to September
13, 1996:

     (A) this Agreement executed and delivered by Customer and IBM Credit and receipt by IBM Credit of all attachments hereto in form and substance satisfactory to IBM Credit in its sole discretion;

     (B) (i) copies of the resolutions of the Board of Directors of Customer in form and substance satisfactory to IBM Credit in its sole and absolute discretion certified by the secretary or assistant secretary of Customer authorizing the execution, delivery and performance of this Agreement and each Other Agreement executed and delivered in connection herewith, (ii) a certificate of the secretary or an assistant secretary of Customer, in form and substance satisfactory to IBM Credit in its sole and absolute discretion, certifying the names and true signatures of the officers of Customer authorized to sign this Agreement and the Other Agreements and (iii) copies of the articles of incorporation and by-laws of Customer in form and substance satisfactory to IBM Credit in its sole and absolute discretion certified by the secretary or assistant secretary of Customer;

     (C) certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing of Customer in the jurisdiction of its organization and in each other jurisdiction where the ownership or lease of


                            -  -









its property or the conduct of its business requires it to qualify to do business unless the failure to so qualify could not reasonably be expected to have a Material Adverse Effect;

     (D) copies of all approvals and consents from any Person, in each case in form and substance satisfactory to IBM Credit in its sole and absolute discretion, which are required to enable Customer to authorize, or required in connection with, (a) the execution, delivery or performance of this Agreement and each of the Other Agreements, and (b) the legality, validity, binding














































                            -  -









<PAGE 19>
effect or enforceability of this Agreement and each of the Other
Agreements and (c) the execution delivery or performance and legality, validity, binding effect or enforceability of the restructuring contemplated in connection herewith;

     (E) a lockbox agreement executed by Customer and each Bank, in form and substance satisfactory to IBM Credit;

     (F) a contingent blocked account agreement executed by Customer and each Bank in form and substance satisfactory to IBM
Credit;

     (G) the security interest of the Credit Managers Association shall have been released, the security agreement between Customer and the Credit Managers Association shall have been terminated, UCC termination statements relating thereto shall have been filed, appropriate filings shall have been made terminating any filings made by the Credit Managers Association with the United States Patent and Trademark Office and the United States Copyright Office, all in form and substance satisfactory to IBM Credit in its sole and absolute discretion;

     (H) a favorable opinion of counsel for Customer, satisfactory to IBM Credit, in form and substance satisfactory to IBM Credit and Customer;

     (I) UCC-1 financing statements for each jurisdiction reasonably requested by IBM Credit executed by Customer and each guarantor whose guaranty to IBM Credit is intended to be secured by a pledge of its assets and all other statements, instruments and act (including, possession by IBM Credit) necessary to perfect IBM Credit's security interest in the Collateral;

     (J) Customer shall have delivered to IBM Credit convertible preferred stock of the Customer and warrants to purchase common stock of Customer, in form and substance satisfactory to IBM
Credit in its sole and absolute discretion;

     (K) Customer and IBM Credit shall have executed a registration rights agreement in form and substance satisfactory to IBM Credit in its sole and absolute discretion, which agreement shall include terms providing for a fee to IBM Credit in an amount equal to $3,000,000 in the event the securities obtained by IBM Credit pursuant to the recapitalization (including those securities set forth in paragraph J above) are not subject to an effective registration statement on or prior to a date to be agreed upon by Customer and IBM Credit;

     (L) The existing creditors of Customer (other than IBM Credit) shall have either (i) converted their claims against Customer for common stock of Customer or (ii) released their claims against Customer for cash in an amount not to exceed $500,000 in the aggregate, other than current claims payable by


                            -  -









customer in an amount satisfactory to IBM Credit, all in form and substance satisfactory to IBM Credit in its sole and absolute discretion;

     (M) All acts necessary or desirable, in the sole and absolute discretion of IBM Credit, to the recapitalization of Customer outlined in the Private Placement Memorandum dated August 9, 1996 shall have occurred and be in full force and effect;















































                            -  -









<PAGE 20>
     (N) the statements, certificates, documents, instruments, financing statements, agreements and information set forth in Attachment A and Attachment B; and

     (O) all such other statements, certificates, documents, instruments, financing statements, agreements and other information with respect to the matters contemplated by this Agreement as IBM Credit shall have reasonably requested.

5.2 Conditions to each Advance. No Advance will be required to be made or renewed by IBM Credit under this Agreement unless, on and as of the date of such Advance, the following statements shall be true to the satisfaction of IBM Credit:

     (A) The representations and warranties contained in this Agreement or in any document, instrument or agreement executed in connection herewith, are true and correct in all material respects on and as of the date of such Advance as though made on and as of such date;

     (B) No event has occurred and is continuing or after giving effect to such Advance or the application of the proceeds thereof would result which would constitute a Default;

     (C) No event has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect;

     (D) Both before and after giving effect to the making of such Advance, no Shortfall Amount exists.

Except as Customer has otherwise disclosed to IBM Credit in writing prior to each request, each request (or deemed request pursuant to Section 2.2 (D)) for an Advance hereunder and the receipt (or deemed receipt) by the Customer of the proceeds of any Advance hereunder shall be deemed to be a representation and warranty by Customer that, as of and on the date of such Advance, the statements set forth in (A) through (D) above are true statements. No such disclosures by Customer to IBM Credit shall in any manner be deemed to satisfy the conditions precedent to each Advance that are set forth in this Section 5.2.


            Section 6.  REPRESENTATIONS AND WARRANTIES

To induce IBM Credit to enter into this Agreement, Customer represents and warrants to IBM Credit as follows:

6.1. Organization and Qualifications. Customer and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it presently is engaged and (iii) except as otherwise disclosed in


                            -  -









Attachment B or to the extent the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is engaged in business and is required to be so qualified.



















































                            -  -









<PAGE 21>
6.2. Rights in Collateral; Priority of Liens. Customer and each of its Subsidiaries owns the property granted by it, respectively, as Collateral to IBM Credit, free and clear of any and all Liens in favor of third parties except for the Permitted Liens. The Liens granted by the Customer and each of its Subsidiaries pursuant to this Agreement, the Guaranties and the Other Agreements in the Collateral constitute the valid and enforceable first, prior and perfected Liens on the Collateral, except to the extent any Liens that are prior to IBM Credit's Liens are the subject of an intercreditor agreement between IBM Credit and the holder of such Lien.

6.3. No Conflicts. The execution, delivery and performance by Customer of this Agreement and each of the Other Agreements (i) are within its corporate power; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention in any respect of any Requirement of Law or any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); and (v) will not result in the imposition of any Liens upon any of its properties (other than for Liens in favor of IBM Credit).

6.4. Enforceability. This Agreement and all of the other documents executed and delivered by the Customer in connection herewith are the legal, valid and binding obligations of Customer, and are enforceable in accordance with their terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or the general equitable principles relating thereto.

6.5. Locations of Offices, Records and Inventory. The address of the principal place of business and chief executive office of Customer is as set forth on Attachment B or on any notice provided by Customer to IBM Credit pursuant to Section 7.7(C) of this Agreement. The books and records of Customer, and all of its chattel paper (other than the chattel paper delivered to IBM Credit pursuant to Section 7.14(E)) and records of Accounts, are maintained exclusively at such location. There is no jurisdiction in which Customer has any assets, equipment or inventory (except for vehicles and inventory in transit for processing) other than those jurisdictions identified on Attachment B or on any notice provided by Customer to IBM Credit pursuant to Section 7.7(C) of this Agreement. Attachment B, as amended from time to time by any notice provided by Customer to IBM Credit in accordance with Section 7.7(C) of this Agreement, also contains a complete list of the legal names and addresses of each warehouse at which the Customer's inventory is stored. None


                            -  -









of the receipts received by Customer from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

6.6. Fictitious Business Names. Customer has not used any corporate or fictitious name during the five (5) years preceding the date of this Agreement, other than those listed on Attachment
B.

6.7. Organization. All of the outstanding capital stock of Customer has been validly issued, is fully paid and nonassessable.











































                            -  -









<PAGE 22>
6.8. No Judgments or Litigation. Except as set forth on Attachment B, no judgments, orders, writs or decrees are outstanding against Customer nor is there now pending or, to the best of Customer's knowledge after due inquiry, threatened, any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against Customer.

6.9. No Defaults. Except as set forth on Attachment B, the Customer is not in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it, or any of its properties are bound. Customer has no knowledge of any dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment. No Default or Event of Default has occurred and is continuing.

6.10. Labor Matters. Except as set forth on any notice provided by Customer to IBM Credit pursuant to Section 7.1(F) of this Agreement, Customer is not a party to any labor dispute. There are no strikes or walkouts or labor controversies pending or threatened against the Customer which could reasonably be expected to have a Material Adverse Effect.

6.11. Compliance with Law. Customer has not violated or failed to comply with any Requirement of Law or any requirement of any self regulatory organization.

6.12. ERISA. Each "employee benefit plan", "employee pension benefit plan", "defined benefit plan", or "multi-employer benefit plan", which Customer has established, maintained, or to which it is required to contribute (collectively, the "Plans") is in compliance with all applicable provisions of ERISA and the Code and the rules and regulations thereunder as well as the Plan's terms and conditions. There have been no "prohibited transactions" and no "reportable event" has occurred within the last 60 months with respect to any Plan. Customer has no "multi-employer benefit plan". As used in this Agreement the terms "employee benefit plan", "employee pension benefit plan", "defined benefit plan", and "multi-employer benefit plan" have the respective meanings assigned to them in Section 3 of ERISA and any applicable rules and regulations thereunder. The Customer has not incurred any "accumulated funding deficiency" within the meaning of ERISA or incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") in connection with a Plan (other than for premiums due in the ordinary course).

6.13. Compliance with Environmental Laws. Except as otherwise disclosed in Attachment B:

     (A) The Customer has obtained all government approvals required with respect to the operation of its businesses under any Environmental Law.



                            -  -









     (B) (i) the Customer has not generated, transported or disposed of any Hazardous Substance; (ii) the Customer is not currently generating, transporting or disposing of any Hazardous Substance; (iii) the Customer has no knowledge that (a) any of its real property (whether owned, leased, or otherwise directly or indirectly controlled) has been used for the disposal of or has been contaminated by any Hazardous Substance, or (b) any of its business operations have contaminated lands or waters of others with any Hazardous Substance; (iv) the Customer and its respective assets are not subject to any Environmental Liability and, to the best of the Customer's knowledge, any threatened Environmental Liability; (v) the Customer has not received any












































                            -  -









<PAGE 23>
notice of or otherwise learned of any governmental investigation evaluating whether any remedial action is necessary to respond to a release or threatened release of any Hazardous Substance for which the Customer may be liable; (vi) the Customer is not in violation of any Environmental Law; (vii) there are no proceedings or investigations pending against Customer with respect to any violation or alleged violation of any Environmental Law; provided however, that the parties acknowledge that any generation, transportation, use, storage and disposal of certain such Hazardous Substances in Customer's or its Subsidiaries' business shall be excluded from representations (i) and (ii) above so long as, and only so long as, Customer is at all times generating, transporting, utilizing, storing and disposing such Hazardous Substances in accordance with all applicable Environmental Laws and in a manner designed to minimize the risk of any spill, contamination, release or discharge of Hazardous Substances other than as authorized by Environmental Laws.

6.14. Intellectual Property. Customer possesses such assets, licenses, patents, patent applications, copyrights, service marks, trademarks, trade names and trade secrets and all rights and other property relating thereto or arising therefrom ("Intellectual Property") as are necessary or advisable to continue to conduct its present and proposed business activities.

6.15. Licenses and Permits. Customer has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its businesses as presently conducted. Customer is not in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval.

6.16. Investment Company. The Customer is not (i) an investment company or a companycontrolled by an investment company within the meaning of the Investment Company Act of 1940, as amended,
(ii) a holding company or a subsidiary of a holding company, or an Affiliate of a holding company or of a subsidiary of a holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or the Other Agreements or to perform its obligations hereunder or thereunder.

6.17. Taxes and Tax Returns. Except as otherwise disclosed on Attachment B, Customer has timely filed all federal, state, and local tax returns and other reports which it is required by law to file, and has either duly paid all taxes, fees and other governmental charges indicated to be due on the basis of such reports and returns or pursuant to any assessment received by the


                            -  -









Customer, or made provision for the payment thereof in accordance with GAAP. The charges and reserves on the books of the Customer in respect of taxes or other governmental charges are in accordance with GAAP. No tax liens have been filed against Customer or any of its property.

6.18. Status of Accounts. Each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by Customer, in the ordinary course of its business; the goods and inventory being sold and the Accounts created are its exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever (other than Permitted Liens). The Customer's customers have accepted goods










































                            -  -









<PAGE 24>
or services and owe and are obligated to pay the full amounts stated in the invoices according to their terms. There are no proceedings or actions known to Customer which are pending or threatened against any Material Account Obligor (as defined in Section 7.14(B) of this Agreement) of any of the Accounts which could reasonably be expected to result in a material adverse effect on the obligor's ability to pay the full amounts due to Customer.

6.19. Affiliate/Subsidiary Transactions. Except as set forth on Attachment B, Customer is not a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate or Subsidiary of the Customer is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of Customer's business and (ii) upon fair and reasonable terms no less favorable to Customer than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

6.20. Accuracy and Completeness of Information. All factual information furnished by or on behalf of the Customer to IBM Credit or the Auditors for purposes of or in connection with this Agreement or any Other Agreement, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

6.21. Recording Taxes. All recording taxes, recording fees, filing fees and other charges payable in connection with the filing and recording of this Agreement have either been paid in full by Customer or arrangements for the payment of such amounts by Customer have been made to the satisfaction of IBM Credit.

6.22. Indebtedness. Customer (i) has no Indebtedness, other than Permitted Indebtedness; and (ii) has not guaranteed the obligations of any other Person (except as permitted by Section
8.4).


                Section 7.  AFFIRMATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations:

7.1. Financial and Other Information. Customer shall cause to be furnished to IBM Credit the following information within the following time periods:

     (A)  as soon as available and in any event within ninety
(90) days after the end of each fiscal year of Customer (i) audited Financial Statements (provided that, to the extent not


                            -  -









otherwise audited by the Auditors, the consolidating Financial Statements may be unaudited) as of the close of the fiscal year and for the fiscal year, together with a comparison to the Financial Statements for the prior year, in each case accompanied by (a) either an opinion of the Auditors without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit or, if so qualified, an opinion which shall be in scope and substance reasonably
















































                            -  -









<PAGE 25>
satisfactory to IBM Credit, (b) such Auditors' "Management Letter" to Customer, if any, (c) a written statement signed by the Auditors stating that in the course of the regular audit of the business of Customer and its consolidated Subsidiaries, which audit was conducted by the Auditors in accordance with generally accepted auditing standards, the Auditors have not obtained any knowledge of the existence of any Default under any provision of this Agreement, or, if such Auditors shall have obtained from such examination any such knowledge, they shall disclose in such written statement the existence of the Default and the nature thereof, it being understood that such Auditors shall have no liability, directly or indirectly, to anyone for failing to obtain knowledge of any such Default; (ii) if composed, a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of Customer and its Subsidiaries for such fiscal year prepared by an Approved Officer; and (iii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C hereto, of the calculations used in determining, as of the end of such fiscal year, whether Customer is in compliance with the financial covenants set forth in Attachment A;

     (B)  as soon as available and in any event within forty-five
(45) days after the end of each fiscal quarter of Customer (i) Financial Statements as of the end of such period and for the fiscal year to date, together with a comparison to the Financial Statements for the same periods in the prior year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and except for the absence of footnotes) by an Approved Officer of Customer as having been prepared in accordance with GAAP; (ii) if composed, a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of Customer and its Subsidiaries for such period and for the fiscal year to date prepared by an Approved Officer of Customer; and (iii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C hereto, of the calculations used in determining, as of the end of such fiscal quarter, whether Customer is in compliance with the financial covenants set forth in Attachment A;

     (C) promptly after Customer obtains knowledge of (i) the occurrence of a Default or Event of Default, or (ii) the existence of any condition or event which would result in the Customer's failure to satisfy the conditions precedent to Advances set forth in Section 5, a certificate of an Approved Officer of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

     (D) promptly after Customer obtains knowledge of (i) any proceeding(s) being instituted or threatened to be instituted by or against Customer in any federal, state, local or foreign court or before any commission or other regulatory body (federal,


                            -  -









state, local or foreign), or (ii) any actual or prospective change, development or event which, in any such case, has had or could reasonably be expected to have a Material Adverse Effect, a certificate of an Approved Officer of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

     (E) promptly after Customer obtains knowledge that (i) any order, judgment or decree in excess of fifty thousand dollars ($50,000.00) shall have been entered against Customer or any of its properties or assets, or (ii) it has received any notification of a material violation of any Requirement of Law from any Governmental Authority, a certificate of an Approved











































                            -  -









<PAGE 26>
Officer of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

     (F) promptly after Customer learns of any material labor dispute to which Customer may become a party, any strikes or walkouts relating to any of its plants or other facilities, or the expiration of any labor contract to which Customer is a party or by which it is bound, a certificate of an Approved Officer of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

     (G) within five (5) Business Days after request by IBM Credit, any written certificates, schedules and reports together with all supporting documents as IBM Credit may reasonably request relating to the Collateral or the Customer's or any of its Subsidiary's business affairs and financial condition;

     (H)  on the first Business Day of each week, a Collateral
Management Report (with back-up in form and detail satisfactory to IBM Credit) as of the last Business Day of the immediately preceding week;

     (I)  along with the Financial Statements set forth in
Section 7.1(A) and (B), and at such other times as IBM Credit may request, the name, address and phone number of each of its account debtors' primary contacts for each Account on the Accounts aging report contained in its most recent Collateral
Management Report; and

     (J) within three (3) days after the same are sent, copies of all financial statements and reports which Customer sends to its stockholders, and within three (3) days after the same are filed, copies of all financial statements, reports and any other documents which Customer may make to, or file with, the Securities and Exchange Commission or any successor or analogous governmental authority.

Each certificate, schedule and report provided by Customer to IBM Credit shall be signed by an Approved Officer of Customer, which signature shall be deemed a representation and warranty that the information contained in such certificate, schedule or report is true and accurate in all material respects on the date as of which such certificate, schedule or report is made and does not omit to state a material fact necessary in order to make the statements contained therein not misleading at such time. Each financial statement delivered pursuant to this Section 7.1 shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

7.2. Location of Collateral. The inventory, equipment and other tangible Collateral shall be kept or sold at the addresses as set forth on Attachment B or on any notice provided by Customer to IBM Credit in accordance with Section 7.7(C). Such locations


                            -  -









shall be certified quarterly to IBM Credit substantially in the form of Attachment G.

7.3. Changes in Customer. Customer shall provide 30 days prior written notice to IBM Credit of any change in Customer's name, chief executive office and principal place of business,


















































                            -  -









<PAGE 27>
organization, form of ownership or corporate structure; provided, however, that Customer's compliance with this covenant shall not relieve it of any of its other obligations or any other provisions under this Agreement or any Other Agreement limiting actions of the type described in this Section.

7.4. Corporate Existence. Customer shall (A) maintain its corporate existence, maintain in full force and effect all licenses, bonds, franchises, leases and qualifications to do business, and all contracts and other rights necessary to the profitable conduct of its business, (B) continue in, and limit its operations to, the same general lines of business as presently conducted by it unless otherwise permitted in writing by IBM Credit and (C) comply with all Requirements of Law.

7.5. ERISA. Customer shall promptly notify IBM Credit in writing after it learns of the occurrence of any event which would constitute a "reportable event" under ERISA or any regulations thereunder with respect to any Plan, or that the PBGC has instituted or will institute proceedings to terminate any Plan. Notwithstanding the foregoing, the Customer shall have no obligation to notify IBM Credit as to any "reportable event" as to which the 30-day notice requirement of Section 4043(b) has been waived by the PBGC, until such time as such Customer is required to notify the PBGC of such reportable event. Such notification shall include a certificate of an Approved Officer of Customer setting forth details as to such "reportable event" and the action which Customer proposes to take with respect thereto, together with a copy of any notice of such "reportable event" which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings. Upon request of IBM Credit, Customer shall furnish, or cause the plan administrator to furnish, to IBM Credit the most recently filed annual report for each Plan.

7.6. Environmental Matters. (A) Customer and any other Person under Customer's control (including, without limitation, agents and Affiliates under such control) shall (i) comply with all Environmental Laws in all material respects, and (ii) undertake to use commercially reasonable efforts to prevent any unlawful release of any Hazardous Substance by Customer or such Person into, upon, over or under any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer.

     (B) Customer shall notify IBM Credit, promptly upon its obtaining knowledge of (i) any non-routine proceeding or investigation by any Governmental Authority with respect to the presence of any Hazardous Substances on or in any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer, (ii) all claims made or threatened by any Person or Governmental Authority against Customer or any of Customer's assets relating to any loss or injury resulting from


                            -  -









any Hazardous Substance, (iii) Customer's discovery of evidence of unlawful disposal of or environmental contamination by any Hazardous Substance on any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer, and (iv) any occurrence or condition which could constitute a violation of any Environmental Law.

7.7.  Collateral Books and Records/Collateral Audit.  (A)
Customer agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with














































                            -  -









<PAGE 28>
good business practice, which shall reflect IBM Credit's interest in the Collateral.

     (B) Customer agrees that IBM Credit or its agents may enter upon the premises of Customer at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence and during the continuance of an Event of Default for the purposes of (i) inspecting the Collateral, (ii) inspecting and/or copying (at Customer's expense) any and all records pertaining thereto, (iii) discussing the affairs, finances and business of Customer with any officers, employees and directors of Customer or with the Auditors and (iv) verifying Eligible Accounts, Eligible Foreign Accounts and other Collateral. Customer also agrees to provide IBM Credit with such reasonable information and documentation that IBM Credit deems necessary to conduct the foregoing activities, including, without limitation, reasonably requested samplings of purchase orders, invoices and evidences of delivery or other performance. Upon the occurrence and during the continuance of a Default which has not been waived by IBM Credit in writing, IBM Credit may conduct any of the foregoing activities in any manner that IBM Credit deems reasonably necessary.

     (C) Customer shall give IBM Credit thirty (30) days prior written notice of any change in the location of any Collateral, the location of its books and records or in the location of its chief executive office or place of business from the locations specified in Attachment B, and will execute in advance of such change and cause to be filed and/or delivered to IBM Credit any financing statements, landlord or other lien waivers, or other documents reasonably required by IBM Credit, all in form and substance reasonably satisfactory to IBM Credit.

     (D) Customer agrees to advise IBM Credit promptly, in reasonably sufficient detail, of any substantial change relating to the type, quantity or quality of the Collateral, or any event which could reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the security interests granted to IBM Credit therein.

7.8. Insurance; Casualty Loss. (A) Customer will maintain with financially sound and reputable insurance companies: (i) insurance on its properties, (ii) public liability insurance against claims for personal injury or death as a result of the use of any products sold by it and (iii) insurance coverage against other business risks, in each case, in at least such amounts and against at least such risks as are usually and prudently insured against in the same general geographical area by companies of established repute engaged in the same or a similar business. Customer will furnish to IBM Credit, upon its written request, the insurance certificates with respect to such



                            -  -









insurance.  In addition, all Policies so maintained are to name
IBM Credit as an additional insured as its interest may appear.

      (B) Without limiting the generality of the foregoing, Customer shall keep and maintain, at its sole expense, the Collateral insured for an amount not less than the amount set forth on Attachment A from time to time opposite the caption "Collateral Insurance Amount" against all loss or damage under an "all risk" Policy in companies mutually acceptable to IBM Credit and Customer, with a lender's loss payable endorsement or mortgagee clause in form and substance reasonably satisfactory to IBM Credit designating that any loss payable thereunder with respect to such Collateral shall be payable to IBM Credit.











































                            -  -









<PAGE 29>
Customer agrees to instruct each insurer to give IBM Credit, by endorsement upon the Policy issued by it or by independent instruments furnished to IBM Credit, at least ten (10) days written notice before any Policy shall be altered or cancelled and that no act or default of Customer or any other person shall affect the right of IBM Credit to recover under the Policies. Customer hereby agrees to direct all insurers under the Policies to pay all proceeds with respect to the Collateral directly to IBM Credit. If Customer fails to pay any cost, charges or premiums, or if Customer fails to insure the Collateral, IBM Credit may pay such costs, charges or premiums. Any amounts paid by IBM Credit hereunder shall be considered an additional debt owed by Customer to IBM Credit due and payable by Customer immediately upon receipt of an invoice by IBM Credit.

7.9. Taxes. Customer agrees to pay, when due, all taxes lawfully levied or assessed against Customer or any of the Collateral before any penalty or interest accrues thereon unless such taxes are being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and an adequate reserve or other appropriate provisions have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect.

7.10. Compliance With Laws. Customer agrees to comply with all Requirements of Law applicable to the Collateral or any part thereof, and to the operation of its business.

7.11. Fiscal Year. Customer agrees to maintain its fiscal year as a year ending September 30 unless Customer provides IBM Credit at least thirty (30) days prior written notice of any change thereof.

7.12. Intellectual Property. Customer shall do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of Intellectual Property which the failure to do or cause to be done could reasonably be expected to have a Material Adverse Effect.

7.13. Maintenance of Property. Customer shall maintain all of its material properties (business and otherwise) in good condition and repair (ordinary wear and tear excepted) and pay and discharge all costs of repair and maintenance thereof and all rental and mortgage payments and related charges pertaining thereto and not commit or permit any waste with respect to any of its material properties.

7.14.  Collateral.  Customer shall:

     (A) from time to time upon the request of IBM Credit, provide IBM Credit with access to copies of all invoices,



                            -  -









delivery evidences and other such documents relating to each Account;

     (B) promptly upon Customer's obtaining knowledge thereof, furnish to and inform IBM Credit of all material adverse information relating to the financial condition of any Account obligor whose outstanding obligations to Customer constitute two percent (2%) or more of the Accounts at such time (a "Material Account Obligor");

     (C)  promptly upon Customer's learning thereof, notify IBM
Credit in writing of any event which would cause any obligation












































                            -  -









<PAGE 30>
of a Material Account Obligor to become an Ineligible Account;

     (D) keep all goods rejected or returned by any account debtor and all goods repossessed or stopped in transit by Customer from any account debtor segregated from other property of Customer, holding the same in trust for IBM Credit until Customer applies a credit against such account debtor's outstanding obligations to Customer or sells such goods in the ordinary course of business, whichever occurs earlier;

     (E) stamp or otherwise mark chattel paper and instruments now owned or hereafter acquired by it in conspicuous type to show that the same are subject to IBM Credit's security interest and immediately thereafter deliver or cause such chattel paper and instruments to be delivered to IBM Credit or any agent designated by IBM Credit with appropriate endorsements and assignments to vest title and possession in IBM Credit; until so delivered to IBM Credit or its designated agent, Customer shall hold such chattel paper and instruments as agent for IBM Credit;

     (F) use commercially reasonable efforts to collect all Accounts owed;

     (G) promptly notify IBM Credit of any loss, theft or destruction of or damage to any of the Collateral. Customer shall diligently file and prosecute its claim for any award or payment in connection with any such loss, theft, destruction of or damage to Collateral. Customer shall, upon demand of IBM Credit, make, execute and deliver any assignments and other instruments sufficient for the purpose of assigning any such award or payment to IBM Credit, free of any encumbrances of any kind whatsoever;

     (H) consistent with reasonable commercial practice, observe and perform all matters and things necessary or expedient to be observed or performed under or by virtue of any lease, license, concession or franchise forming part of the Collateral in order to preserve, protect and maintain all the rights of IBM Credit thereunder;

     (I) consistent with reasonable commercial practice, maintain, use and operate the Collateral and carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and the earnings, incomes, rents, issues and profits thereof;

     (J) at any time and from time to time, upon the request of IBM Credit, and at the sole expense of Customer, Customer will promptly and duly execute and deliver such further instruments and documents and take such further action as IBM Credit may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and the Other Agreements and of the rights and powers herein and therein granted, including,


                            -  -









without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests granted herein and the payment of any and all recording taxes and filing fees in connection therewith;

     (K) promptly, but in any event within two (2) days of authorizing such credits, apply rebate, price protection or other credits to the Accounts;















































                            -  -









<PAGE 31>
7.15. Subsidiaries. IBM Credit may require that any Subsidiaries of Customer become parties to this Agreement or any other agreement executed in connection with this Agreement as guarantors or sureties and grant to IBM Credit perfected first priority security interests in their assets.

7.16. On Site Collateral Verification. Customer shall from time to time upon the request of IBM Credit allow employees, agents and representatives of IBM Credit access, during normal business hours and as often as IBM Credit may request, to the premises, inventory, books and records of Customer or any of its Subsidiaries to verify the Collateral and Customer's compliance with the terms of this Agreement and to discuss the business, operations, properties and financial and other condition of the Company or any of its Subsidiaries with such officers and employees and agents, including without limitation, its independent certified public accounts, as IBM Credit may from time to time request. Customer shall use reasonable efforts to obtain permission from third party facilities where Collateral is located for IBM Credit to have access to such facilities to inspect and verify such Collateral.

7.17. Lockbox Participation and Special Account Deposits.
Without limiting Customer's other Obligations, Customer acknowledges and reaffirms its obligations pursuant to Section
3.4 of this Agreement and acknowledges and reaffirms that such obligations apply to all Accounts of Customer including, without limitation, Accounts payable by account debtors that are not residents of the United States (including Accounts that are payable by Ingram Micro, Inc. (Canada), Merisel Canada, Inc., QMS (Japan) and Abacus) and Accounts payable by an account debtor that is a remarketer of computer hardware and software products whose purchases of such products from Customer have been financed by another person who pays proceeds of such financing directly to Customer on behalf of such account debtor. Customer agrees that if Customer receives a remittance directly from an account obligor, then Customer shall deposit the same into the Special Account within one Business Day of such receipt.

7.18. Further Assurances Regarding Patents, Trademarks, Tradenames and Copyrights. Customer shall do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of patents, trademarks, tradenames and copyrights necessary or advisable for the profitable conduct of its business. With respect to any federal registration of any patent, trademark, tradename or copyright or the filing of any application therefor, Customer promptly shall cooperate with IBM Credit to deliver to IBM Credit a collateral assignment with respect to each such registration and application, in form and substance satisfactory to IBM Credit. IBM Credit shall prepare the form of collateral assignment based upon information provided by Customer and, upon execution by Customer, IBM Credit shall file such collateral assignment with the appropriate agency.


                            -  -









Whenever, Customer, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any patent, trademark, tradename or copyright with the United States Patent and Trademark Office or United States Copyright Office, Customer shall report such filing to IBM Credit within five Business Days after such filing occurs. Upon request of IBM Credit, Customer shall execute and deliver any and all agreements, instruments, documents, and papers, which IBM Credit shall prepare based upon information provided by Customer, as IBM Credit may request to evidence and/or perfect IBM
Credit's security interest in any patent, trademark, tradename or copyright and the goodwill and general intangibles relating thereto or represented thereby, and Customer hereby constitutes











































                            -  -









<PAGE 32>
IBM Credit its attorney-in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed, such power being coupled with an interest and irrevocable until the Obligations are paid in full and this Agreement is terminated. For the purposes of enabling IBM Credit to exercise its rights and remedies under this Agreement, Customer hereby grants to IBM Credit an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Customer) to use, assign, license or sublicense, following the occurrence of an Event of Default and the exercise by IBM Credit of its rights and remedies with respect thereto, any of the Collateral consisting of patents, trademarks, tradenames or copyrights now owned or hereafter acquired by Customer, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Upon payment in full of all Obligations and termination of this Agreement, the license granted by Customer pursuant to the immediately preceding sentence shall be terminated.

7.19. Collateral Reconciliation Reports. Customer shall provide to IBM Credit on each Business Day a Collateral Reconciliation Report as of the close of business on the Business Day immediately preceding the day such report is provided to IBM Credit. Such Collateral Reconciliation Report shall be in form and detail satisfactory to IBM Credit and shall include back-up documentation supporting such reconciliation in form and detail satisfactory to IBM Credit. Such Collateral Reconciliation Report shall reconcile the most recently preceding Collateral Reconciliation Report to such Collateral Reconciliation Report and shall include new sales, collections, credits issued, purchases, returns and any other item affecting the accounts receivable or inventory balance since the prior reconciliation. Such Collateral Reconciliation Report shall also include a summary of domestic gross receivables and Eligible Receivables, foreign gross receivables and Eligible Foreign Receivables, gross inventory and Eligible Inventory by location.

7.20. Listings and Reconciliations. Customer shall provide to IBM Credit on or prior to the twentieth (20th) Business Day following each fiscal month a copy of all bank statements received by Customer for such month along with a reconciliation of account balances in such account from the preceding statement to account balances in such account as of the date of such statement.

7.21.  Price Protection Credits.  Except as set forth on
Attachment B, Customer shall not, without IBM Credit's prior consent, announce any program for price protection credits that could have the effect of reducing accounts receivable in which IBM Credit has a security interest.



                            -  -









7.22. Additional Reporting Requirements. Customer shall deliver to IBM Credit, on the first Business Day of each week, a listing, in form and detail satisfactory to IBM Credit in its reasonable discretion, as of the Saturday immediately preceding such Business Day, of (i) Customer's inventory, (ii) the location of such inventory and (iii) the lower of the cost (net of any applicable credits) and the fair market value of such inventory. Customer shall deliver to IBM Credit, on the last Business Day of each week, a cash flow projection, in form and detail satisfactory to IBM Credit in its reasonable discretion, for the immediately following week and each week remaining in such fiscal quarter based upon Customer's best estimate of minimum levels of activity for such week to support Customer's on going business











































                            -  -









<PAGE 33>
activities.  Customer shall provide to IBM Credit on the first
Business Day of each week, a projection, in form and detail satisfactory to IBM Credit in its reasonable discretion, for such week of Customer's Outstanding A/R Advances and Customer's
Borrowing Base.

7.23. Subsidiaries. Customer shall not make any Investment in or loan to, or transfer any assets to any Subsidiary or Affiliate without the prior written consent of IBM Credit.


                  Section 8.  NEGATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations due hereunder:

8.1. Liens. The Customer will not, directly or indirectly mortgage, assign, pledge, transfer, create, incur, assume, permit to exist or otherwise permit any Lien or judgment to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens.

8.2. Disposition of Assets. The Customer will not, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (i) sales of inventory in the ordinary course of business and short term rental of inventory as demonstrations in amounts not material to Customer, and (ii) voluntary dispositions of individual assets and obsolete or worn out property, other than patents, trademarks, trade names and copyrights, in the ordinary course of business, provided, that the aggregate book value of all such assets and property so sold or disposed of under this section 8.2 (ii) in any fiscal year shall not exceed 5% of the consolidated assets of the Customer as of the beginning of such fiscal year.

8.3. Corporate Changes. The Customer will not, without the prior written consent of IBM Credit, directly or indirectly, merge, consolidate, liquidate, dissolve or enter into or engage in any operation or activity materially different from that presently being conducted by Customer.

8.4. Guaranties. The Customer will not, directly or indirectly, assume, guaranty, endorse, or otherwise become liable upon the obligations of any other Person, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) by the giving of indemnities or warranties in connection with the sale of inventory or other asset dispositions permitted hereunder,
(iii) for guaranties in favor of IBM Credit, or (iv) on behalf of its Subsidiaries not to exceed an aggregate amount of fifty thousand dollars ($50,000.00) per annum.



                            -  -









8.5. Restricted Payments. The Customer will not, directly or indirectly: (i) declare or pay any dividend (other than dividends payable solely in common stock of Customer) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of Customer or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in














































                            -  -









<PAGE 34>
obligations of Customer, provided, however that Customer may (x) purchase for cash from directors, officers and employees of Customer shares of capital stock in connection with the termination of any such director's, officer's or employee's service to Customer to the extent such purchases are consistent with past practices (which may not be changed without IBM Credit's prior consent) and are in an aggregate amount not exceeding fifty thousand dollars ($50,000.00) per annum and (y) redeem and pay dividends on the convertible preferred stock of Customer held by IBM Credit; or (ii) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than the Obligations).

8.6. Investments. The Customer will not, directly or indirectly, make, maintain or acquire any Investment in any Person other than:

     (A) interest bearing deposit accounts (including certificates of deposit) which are insured by the Federal Deposit
Insurance Corporation ("FDIC") or a similar federal insurance program;

     (B)  direct obligations of the government of the United
States of America or any agency or instrumentality thereof or obligations guaranteed as to principal and interest by the United
States of America or any agency thereof;

     (C) stock or obligations issued to Customer in settlement of claims against others by reason of an event of bankruptcy or a composition or the readjustment of debt or a reorganization of any debtor of Customer;

     (D) commercial paper of any corporation organized under the laws of any State of the United States or any bank organized or licensed to conduct a banking business under the laws of the United States or any State thereof having the short-term highest rating then given by Moody's Investor's Services, Inc. or Standard & Poor's Corporation;

     (E) the investments set forth on Attachment E.

8.7. Affiliate/Subsidiary Transactions. The Customer will not, irectly or indirectly, enter into any transaction with any Affiliate or Subsidiary, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Affiliate or Subsidiary of Customer except in the ordinary course of business and pursuant to the reasonable requirements of Customer's business upon fair and reasonable terms no less favorable to Customer than could be obtained in a comparable arm's-length transaction with an unaffiliated Person.




                            -  -









8.8.  ERISA.   The Customer will not (A) terminate any Plan so as
to incur a material liability to the PBGC, (B) permit any "prohibited transaction" involving any Plan (other than a "multi-employer benefit plan") which would subject the Customer to a material tax or penalty on "prohibited transactions" under the Code or ERISA, (C) fail to pay to any Plan any contribution which they are obligated to pay under the terms of such Plan, if such failure would result in a material "accumulated funding deficiency", whether or not waived, (D) allow or suffer to exist any occurrence and during the continuance of a "reportable event" or any other event or condition, which presents a material













































                            -  -









<PAGE 35>
risk of termination by the PBGC of any Plan (other than a "multi-employer benefit plan"), or (E) fail to notify IBM Credit as required in Section 7.5. As used in this Agreement, the terms "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA. For purposes of this Section 8.8, the terms material liability, tax, penalty, accumulated funding deficiency and risk of termination shall mean a liability, tax, penalty, accumulated funding deficiency or risk of termination which could reasonably be expected to have a Material Adverse Effect.

8.9. Additional Negative Pledges. Customer will not, directly or indirectly, create or otherwise cause or permit to exist or become effective any contractual obligation which may restrict or inhibit IBM Credit's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence and during the continuance of an Event of Default.

8.10. Storage of Collateral with Bailees and Warehousemen. Collateral shall not be stored with a bailee, warehouseman or similar party without the prior written consent of IBM Credit unless Customer, concurrently with the delivery of such Collateral to such party, causes such party to issue and deliver to IBM Credit, in form and substance satisfactory to IBM Credit, warehouse receipts in the name of IBM Credit evidencing the storage of such Collateral.

8.11. Use of Proceeds. The Customer shall not use any portion of the proceeds of any Advances other than for its general working capital requirements.

8.12. Accounts. The Customer shall not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, which would affect IBM Credit's ability to collect payment on any Account in whole or in part, except for such extensions, compromises or settlements made by Customer in the ordinary course of its business, provided, however, that the aggregate amount of such extensions, compromises or settlements does not exceed five percent (5%) of the Customer's Accounts at any time.

8.13. Indebtedness. The Customer will not create, incur, assume or permit to exist any Indebtedness, except for Permitted
Indebtedness.

8.14. Loans. The Customer will not make any loans, advances, contributions or payments of money or goods to any Subsidiary, Affiliate or parent corporation or to any officer, director or stockholder of Customer or of any such corporation (except for compensation for personal services actually rendered), except for


                            -  -









transactions expressly authorized in this Agreement, provided, however, that Customer may make loans to its officers in an aggregate outstanding amount at any time not exceeding two hundred fifty thousand dollars ($250,000.00), and to its Subsidiaries in an aggregate outstanding amount at any time not exceeding one hundred thousand dollars ($100,000.00).

8.15. Premium Payments. Customer shall not make, directly or indirectly, any payments to suppliers at a premium above the















































                            -  -









<PAGE 36>
regular invoice price on account of past due indebtedness to such supplier without the prior written consent of IBM Credit.

                       Section 9.  DEFAULT

9.1. Event of Default. Any one or more of the following events shall constitute an Event of Default by the Customer under this Agreement and the Other Agreements:

     (A) The failure to make timely payment of the Obligations or any part thereof, within the earlier of (i) one Business Day after receiving written notice that such payment has not been made when due in accordance with the terms of any documents evidencing the same and (ii) five days after such payment becomes due in accordance with the terms of any documents evidencing the same;

     (B) (x) the failure to comply with or observe any term, covenant or agreement (other than pursuant to Sections 7.1 (C)
(i), 8.1, 8.2 or 8.3) contained in this Agreement that is capable of being remedied by Customer if such failure shall remain unremedied for ten (10) days after written notice from IBM Credit thereof; provided that during such 10-day period Customer is diligently taking efforts necessary to remedy such failure or (y) Customer fails to comply with or observe any term, covenant or agreement contained in Sections 8.1, 8.2 or 8.3 that is capable of being remedied by Customer if such failure shall remain unremedied for 10 days; provided that during such 10-day period, Customer is diligently taking efforts necessary to remedy such failure;

    (C) Customer fails to comply with or observe any term, covenant or agreement contained in this Agreement other than as referred to in paragraphs (A) or (B);

     (D) Any representation, warranty, statement, report or certificate made or delivered by or on behalf of Customer or any of its officers, employees or agents or by or on behalf of any Subsidiary or guarantor to IBM Credit was false in any material respect at the time when made or deemed made;

     (E) The occurrence of any event or circumstance which could reasonably be expected to have a Material Adverse Effect;

     (F) Customer or any Subsidiary or guarantor shall generally not pay its debts as such debts become due, become or otherwise declare itself insolvent, file a voluntary petition for bankruptcy protection, have filed against it any involuntary bankruptcy petition, cease to do business as a going concern, make any assignment for the benefit of creditors, or a custodian, receiver, trustee, liquidator, administrator or person with similar powers shall be appointed for Customer or any Subsidiary or any of its respective properties or have any of its respective


                            -  -









properties seized or attached, or take any action to authorize, or for the purpose of effectuating, the foregoing; provided, however, that Customer or any Subsidiary shall have a period of forty-five (45) days within which to discharge any involuntary petition for bankruptcy or similar proceeding; provided, further, however, that any of the foregoing set forth in this paragraph
(F), with respect to any Subsidiary or guarantor, could reasonably be expected to have a Material Adverse Effect;
















































                            -  -









<PAGE 37>
     (G) The use by Customer of any funds borrowed from IBM
Credit under this Agreement for any purpose other than as provided in this Agreement;

     (H) The entry of any judgment against Customer or any guarantor in an amount in excess of fifty thousand dollars ($50,000.00) and such judgment is not satisfied, dismissed, stayed or superseded by bond within thirty (30) days after the day of entry thereof (and in the event of a stay or supersedeas bond, such judgment is not discharged within thirty (30) days after termination of any such stay or bond) or such judgment is not fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full;

     (I) The dissolution or liquidation of Customer or any guarantor, or Customer or any guarantor or any of their directors or stockholders shall take any action to dissolve or liquidate
Customer or any guarantor;

     (J) Any "going concern" or like qualification or exception, or qualification arising after the date of this Agreement out of the scope of an audit by an Auditor of his opinion relative to any Financial Statement delivered to IBM Credit under this Agreement;

     (K) There issues a warrant of distress or distraint or any similar proscription for any rent or taxes with respect to any of Customer's properties, assets or premises and such warrant shall continue for a period of two (2) Business Days from the date such warrant is issued;

     (L) Customer suspends business;

     (M) The occurrence of any event or condition which enables the holder of any Indebtedness or trade liabilities arising in one or more related or unrelated transactions, in aggregate principal amount exceeding fifty thousand dollars ($50,000.00) to accelerate the maturity thereof or the failure of Customer to pay when due any such Indebtedness or trade liabilities;

     (N) Any guaranty of any or all of the Customer's Obligations executed by any guarantor in favor of IBM Credit, shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction or the validity or enforceability thereof shall be contested or denied by any such guarantor, or any such guarantor shall deny that it has any further liability or obligation thereunder or any such guarantor shall fail to comply with or observe any of the terms, provisions or conditions contained in any such guaranty;




                            -  -









     (O) Customer is in default under the material terms of any of the Other Agreements after the expiration of any applicable cure periods;

     (P) There shall occur a "reportable event" with respect to any Plan, or any Plan shall be subject to termination proceedings (whether voluntary or involuntary) and there shall result from such "reportable event" or termination proceedings a liability of Customer to the PBGC which in the reasonable opinion of IBM Credit will have a Material Adverse Effect;

     (Q) Any "person" (as defined in Section 13(d)(3) of the
Securities Exchange Act of 1934, as amended) acquires a











































                            -  -









<PAGE 38>
beneficial interest in 50% or more of the Voting Stock of Customer; or

     (R) Customer is in default of any of the terms or conditions of its agreements with Mitsubishi Electronics America which default allows Mitsubishi Electronics America to exercise any of its rights under any security agreement by and between Customer and Mitsubishi Electronics America.

9.2. Acceleration. Upon the occurrence and during the continuance of an Event of Default which has not been waived in writing by IBM Credit, IBM Credit may, in its sole discretion, take any or all of the following actions, without prejudice to any other rights it may have at law or under this Agreement to enforce its claims against the Customer: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(F) hereof, in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of IBM Credit; and

(b) immediately terminate the Line of Credit hereunder.

9.3. Remedies. (A) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, IBM Credit may exercise all rights and remedies of a secured party under the U.C.C. Without limiting the generality of the foregoing, IBM Credit may: (i) remove from any premises where same may be located any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to the Accounts, or IBM Credit may use (at the expense of the Customer) such of the supplies or space of the Customer at Customer's place of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (ii) bring suit, in the name of the Customer or IBM Credit and generally shall have all other rights respecting said Accounts, including without limitation the right to accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Customer or IBM Credit; (iii) sell, assign and deliver the Accounts and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at IBM Credit's sole option and discretion, and IBM Credit may bid or become a purchaser at any such sale; and (iv) foreclose the security interests created pursuant to this Agreement by any available judicial or non-judicial procedure, or take possession of any or all of the Collateral without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.


                            -  -










     (B) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, IBM Credit shall have the right to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of Customer or IBM Credit, or in the name of such other party as IBM Credit may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as IBM Credit in its sole discretion may deem advisable, and IBM Credit












































                            -  -









<PAGE 39>
shall have the right to purchase, including for a credit bid, at any such sale. If IBM Credit, in its sole discretion, determines that any of the Collateral requires rebuilding, repairing, maintenance or preparation, IBM Credit shall have the right, at its option, to do such of the aforesaid as it deems necessary for the purpose of putting such Collateral in such saleable form as IBM Credit shall deem appropriate. The Customer hereby agrees that any disposition by IBM Credit of any Collateral pursuant to and in accordance with the terms of a repurchase agreement between IBM Credit and the manufacturer or any supplier (including any Authorized Supplier) of such Collateral constitutes a commercially reasonable sale. The Customer agrees, at the request of IBM Credit, to assemble the Collateral and to make it available to IBM Credit at places which IBM Credit shall select, whether at the premises of the Customer or elsewhere, and to make available to IBM Credit the premises and facilities of the Customer for the purpose of IBM Credit's taking possession of, removing or putting such Collateral in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) Business Days notice shall constitute reasonable notification.

     (C) IBM Credit is hereby granted, upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, an irrevocable, non-exclusive license to use, assign, license or sublicense all computer software programs, data bases, processes and materials used by the Customer in its businesses or in connection with any of the Collateral.

     (D) The net cash proceeds resulting from IBM Credit's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys'
fees) shall be applied by IBM Credit to the payment of Customer's Obligations, whether due or to become due, in such order as IBM Credit may in it sole discretion elect. Customer shall remain liable to IBM Credit for any deficiencies, and IBM Credit in turn agrees to remit to Customer or its successors or assigns, any surplus resulting therefrom.

     (E) The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other legal or equitable rights, all of which shall be cumulative.

9.4. Waiver. If IBM Credit seeks to take possession of any of the Collateral by any court process Customer hereby irrevocably waives to the extent permitted by applicable law any bonds, surety and security relating thereto required by any statute, court rule or otherwise as an incident to such possession and any demand for possession of the Collateral prior to the commencement of any suit or action to recover possession thereof. In addition, Customer waives to the extent permitted by applicable


                            -  -









law all rights of set-off it may have against IBM Credit.
Customer further waives to the extent permitted by applicable law presentment, demand and protest, and notices of non-payment, non-performance, any right of contribution, dishonor, and any other demands, and notices required by law.

                    Section 10.  MISCELLANEOUS

10.1. Term; Termination. (A) This Agreement shall remain in force until the earlier of (i) the Termination Date, (ii) the














































                            -  -









<PAGE 40>
date specified in a written notice by the Customer that it intends to terminate this Agreement which date shall be no less than 90 days following the receipt by IBM Credit of such written notice, and (iii) termination by IBM Credit after the occurrence and during the continuance of an Event of Default. Upon the date that this Agreement is terminated, all of Customer's Obligations shall be immediately due and payable in their entirety, even if they are not yet due under their terms.

     (B) Until the indefeasible payment in full of all of Customer's Obligations, no termination of this Agreement or any of the Other Agreements shall in any way affect or impair the Customer's Obligations to IBM Credit including, without limitation, any transaction or event occurring prior to such termination, and IBM Credit's security interest in the Collateral.

10.2. Indemnification. The Customer hereby agrees to indemnify and hold harmless IBM Credit and each of its officers, directors, agents and assigns (collectively, the "Indemnified Persons") against all losses, claims, damages, liabilities or other expenses (including reasonable attorneys' fees and court costs now or hereinafter arising from the enforcement of this Agreement, the "Losses") to which any of them may become subject insofar as such Losses arise out of or are based upon any event, circumstance or condition (a) occurring or existing on or before the date of this Agreement relating to any financing arrangements IBM Credit may from time to time have with (i) Customer, (ii) any Person that shall be acquired by Customer or (iii) any Person that Customer may acquire all or substantially all of the assets of, or (b) directly or indirectly, relating to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or to any of the Collateral or to any act or omission of the Customer in connection therewith. Notwithstanding the foregoing, the Customer shall not be obligated to indemnify IBM Credit for any Losses incurred by IBM Credit which are a result of IBM Credit's gross negligence or willful misconduct. The indemnity provided herein shall survive the termination of this Agreement. IBM Credit shall notify Customer in writing promptly upon obtaining knowledge of any claim subject to indemnification pursuant to this paragraph 10.2 and shall use reasonable efforts to minimize the amount of any indemnified Loss. Customer agrees to pay promptly, upon demand, all reasonable costs and fees, including reasonable attorney's fees, incurred by IBM Credit in the administration, renewal, extension, modification, documentation, restructuring, "workout", enforcement or collection of any or all of the Obligations, or in any litigation, arbitration, mediation, bankruptcy or other proceeding of any type, relating thereto.

10.3. Additional Obligations. IBM Credit, without waiving or releasing any Obligation or Default of the Customer, may perform any Obligations of the Customer that the Customer shall fail or


                            -  -









refuse to perform and IBM Credit may, at any time or times hereafter, but shall be under no obligation so to do, pay, acquire or accept any assignment of any security interest, lien, encumbrance or claim against the Collateral asserted by any person. All sums paid by IBM Credit in performing in satisfaction or on account of the foregoing and any expenses, including reasonable attorney's fees, court costs, and other charges relating thereto, shall be a part of the Obligations, payable on demand and secured by the Collateral.

10.4.  LIMITATION OF LIABILITY.  NEITHER IBM CREDIT NOR ANY OTHER
INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY WITH RESPECT TO ANY
SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY CUSTOMER











































                            -  -









<PAGE 41>
IN CONNECTION WITH THIS AGREEMENT, ANY OTHER AGREEMENT OR ANY CLAIMS IN ANY MANNER RELATED THERETO. NOR SHALL IBM CREDIT OR ANY OTHER INDEMNIFIED PERSON HAVE ANY LIABILITY TO CUSTOMER OR ANY OTHER PERSON FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM HEREUNDER, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.5. Alteration/Waiver. This Agreement and the Other Agreements may not be altered or amended except by an agreement in writing signed by the Customer and by IBM Credit. No delay or omission of IBM Credit to exercise any right or remedy hereunder, whether before or after the occurrence of any Event of Default, shall impair any such right or remedy or shall operate as a waiver thereof or as a waiver of any such Event of Default. In the event that IBM Credit at any time or from time to time dispenses with any one or more of the requirements specified in this Agreement or any of the Other Agreements, such dispensation may be revoked by IBM Credit at any time and shall not be deemed to constitute a waiver of any such requirement subsequent thereto. IBM Credit's failure at any time or times to require strict compliance and performance by the Customer of any undertakings, agreements, covenants, warranties and representations of this Agreement or any Other Agreement shall not waive, affect or diminish any right of IBM Credit thereafter to demand strict compliance and performance thereof. Any waiver by IBM Credit of any Default by the Customer under this Agreement or any of the Other Agreements shall not waive or affect any other Default by the Customer under this Agreement or any of the Other Agreements, whether such Default is prior or subsequent to such other Default and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants, and representations of the Customer contained in this Agreement or the Other Agreements and no Default by the Customer shall be deemed waived by IBM Credit unless such waiver is in writing signed by an authorized representative of IBM Credit.

10.6. Severability. If any provision of this Agreement or the Other Agreements or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the Other Agreements and the application of such provision to other Persons or circumstances will not be affected thereby, the provisions of this Agreement and the Other Agreements being severable in any such instance.

10.7. One Loan. All Advances heretofore, now or at any time or times hereafter made by IBM Credit to the Customer under this Agreement or the Other Agreements shall constitute one loan secured by IBM Credit's security interests in the Collateral and by all other security interests, liens and encumbrances heretofore, now or from time to time hereafter granted by the Customer to IBM Credit or any assignor of IBM Credit.




                            -  -









10.8. Additional Collateral. All monies, reserves and proceeds received or collected by IBM Credit with respect to Accounts and other property of the Customer in possession of IBM Credit at any time or times hereafter are hereby pledged by Customer to IBM Credit as security for the payment of Customer's Obligations and shall be applied promptly by IBM Credit on account of the Customer's Obligations in accordance with the provisions of this

















































                            -  -









<PAGE 42>
Agreement; provided, however, IBM Credit may release to the Customer such portions of such monies, reserves and proceeds as IBM Credit may from time to time determine, in its sole discretion.

10.9. No Merger or Novations. Neither the obtaining of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the Obligations of the Customer to IBM Credit secured by this Agreement and shall not operate as a merger of any covenant in this Agreement, and the acceptance of any payment or alternate security shall not constitute or create a novation and the obtaining of a judgment or judgments under a covenant herein contained shall not operate as a merger of that covenant or affect IBM Credit's rights under this Agreement.

10.10.  Paragraph Titles.  The Section titles used in this
Agreement and the Other Agreements are for convenience only and do not define or limit the contents of any Section.

10.11. Binding Effect; Assignment. This Agreement and the Other Agreements shall be binding upon and inure to the benefit of IBM Credit and the Customer and their respective successors and assigns; provided, that the Customer shall have no right to assign this Agreement or any of the Other Agreements without the prior written consent of IBM Credit.

10.12. Notices. Except as otherwise expressly provided in this Agreement, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (A) upon receipt if deposited in the United States mails, first class mail, with proper postage prepaid, (B) upon receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (C) one Business Day after deposit with a reputable overnight courier with all charges prepaid, or (D) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

     (i)  If to IBM Credit at:
          IBM Credit Corporation
          5000 Executive Parkway,Suite #450
          San Ramon, CA 94583
          Attention:  Remarketer Finance Center Manager
          Telecopy:  (510) 277-5675

     (ii) If to Customer at:
          Radius Inc.
          215 Moffett Park Drive
          Sunnyvale, CA 94089
          Attention:  Chief Executive Officer
          Telecopy:  408-541-5271



                            -  -









or to such other address or number as each party designates to the other in the manner prescribed herein.

10.13.  Counterparts.  This Agreement may be executed in any




















































                            -  -









<PAGE 43>
number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

10.14. Amendment and Restatement. Notwithstanding anything contained herein or in any other document to the contrary, it is understood and agreed by Customer and IBM Credit that the claims of IBM Credit arising hereunder and existing as of the date hereof constitute continuing claims arising out of the obligations of Customer under the Existing Financing Agreement. Customer acknowledges and agrees that the Indebtedness represented by the Advances outstanding as of the date hereof has not been satisfied or discharged and that this Agreement amends and restates such Indebtedness and is not intended to effect a novation of the obligations of Customer which were evidenced by the Existing Financing Agreement.

10.15. Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their permitted successors and assigns, and neither this Agreement nor any of the Other Agreements is intended to operate as, directly or indirectly, nor shall be construed as effecting in any way, directly or indirectly, a waiver, estoppel, discharge, release, or other modification of the parties rights against any Person, nor shall any other Person have any right of action hereunder.

10.16. General Release. Customer does hereby release, acquit and forever discharge, for itself and its successors and assigns, IBM Credit, Affiliates of IBM Credit, and each and every present and former officer, director, employee, agent, successor and assign of IBM Credit and Affiliate of IBM Credit (the "Releasees") from any and all manner of actions, causes of action, suits, debts, costs, claims and demands whatsoever, regardless of whether known or unknown, at law or in equity or under federal, state, foreign, or other law, which against the Releasees or any one or more of them Customer, ever had, now has or which can, shall or may hereafter accrue for, upon or by reason of, arising out of or in connection with any matter, cause or thing whatsoever from the beginning of the world to the day of this Agreement, excluding claims arising under ordinary product and service warranties for product and services purchased by Customer from Affiliates of IBM Credit in the ordinary course of Customer's business, but including any claims relating to Mississippi I or Mississippi II product or services. Customer hereby waives, to the fullest extent permitted by law, the benefits of any statute, law, rule, regulation or common law, which may limit the scope of the covenants and releases contained herein. Customer intends by this Release to forever release, acquit, waive and forever discharge the Releasees of and from any and all claims and rights described above, it being understood that all claims or rights which Customer or any person who claims by, through or under Customer may have against the Releasees


                            -  -









shall be forever released, acquitted, waived and forever discharged, and such persons shall be forever barred from bringing or asserting the same in their own name or names, jointly or with or through any other person, natural, corporate or otherwise; provided, however, that Customer is not waiving any rights or claims under this Agreement arising on or after the date hereof.

          SECTION 1542 OF THE CIVIL CODE OF THE STATE OF
CALIFORNIA PROVIDES AS FOLLOWS:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE












































                            -  -









<PAGE 44>
     CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT
     THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM
     MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE
     DEBTOR."

     CUSTOMER IS AWARE THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELATED HEREIN. NEVERTHELESS, IT IS THE INTENTION OF CUSTOMER TO FULLY, FINALLY AND FOREVER SETTLE AND RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED BETWEEN CUSTOMER AND THE RELEASEES. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL CLAIMS OF FACTS RELATIVE THERETO. CUSTOMER WAIVES AND RELINQUISHES ANY AND ALL RIGHTS IT MAY HAVE UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE AS CURRENTLY WORDED OR HEREAFTER AMENDED.

10.17.  SUBMISSION AND CONSENT TO JURISDICTION AND CHOICE OF LAW.
TO INDUCE IBM CREDIT TO ACCEPT THIS AGREEMENT AND THE OTHER
AGREEMENTS, THE CUSTOMER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

     (A) SUBMITS ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER AGREEMENT, OR FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND ANY FEDERAL DISTRICT COURT IN NEW YORK.

     (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREINAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

     (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO CUSTOMER AT ITS ADDRESS SET FORTH IN SECTION 10.12 OR AT SUCH OTHER ADDRESS OF WHICH IBM CREDIT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

     (D)  AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO
EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR







                            -  -









<PAGE 45>
[SIGNATURE]
SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

     (E)  AGREES THAT THE VALIDITY, INTERPRETATION AND
ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS
(WITHOUT GIVING EFFECT TO CONFLICT OF LAW PROVISIONS) OF THE
STATE OF NEW YORK.

10.18. JURY TRIAL WAIVER. EACH OF IBM CREDIT AND THE CUSTOMER HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH IBM CREDIT AND THE CUSTOMER ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH.

                                             Initials: __________

IN WITNESS WHEREOF, the Customer has read this entire Agreement, and has caused its authorized representatives to execute this Agreement and has caused its corporate seal to be affixed hereto as of the date first written above.

RADIUS INC.

By:/s/ Charles W. Berger

Print Name: Charles W. Berger

Title: Chairman and CEO


ACCEPTED this 30 day of August, 1996,

IBM CREDIT CORPORATION

By: /s/ Philip N. Morse
Print Name: Philip N. Morse
Title: Director Remarketer Financing Portfolio Controls
















                            -  -









<PAGE 46>

         ATTACHMENT A, EFFECTIVE DATE September 12, 1996
                      ("IWCF ATTACHMENT A")
        TO AMENDED AND RESTATED WORKING CAPITAL FINANCING
           AND TERM LOAN AGREEMENT ("IWCF AGREEMENT")
                      DATED August 30, 1996

Customer: Radius, Inc.

I. Fees, Rates and Repayment Terms:


   (A) Credit Line:  Five Million Dollars ($5,000,000.00);

   (B) Borrowing Base:

     (a)  The lesser of 10% of the fair market value of Eligible
          Inventory as of the date of determination as reflected in Customer's most recent Collateral Management Report or $500,000.00; plus

     (b) 80% of Eligible Accounts as of the date of determination as reflected in the Customer's most recent Collateral Management Report; plus

     (c) the lesser of 50% of Eligible Foreign Accounts as of the date of determination as reflected in Customer's most recent Collateral Management Report or $500,000.00; plus

   (C) Collateral Insurance Amount: Fifteen Million Dollars
($15,000,000.00)

   (D) A/R Finance Charge:  Prime Rate plus 2.25%

   (E) Term Loan Finance Charge:  Prime Rate plus 3.25%

   (F) Delinquency Fee Rate: Prime Rate plus 6.500%

 .pa
<PAGE 47>
                         IWCF ATTACHMENT A
        TO AMENDED AND RESTATED WORKING CAPITAL FINANCING
            AND TERM LOAN AGREEMENT ("IWCF AGREEMENT")

   (G) Shortfall Transaction Fee: Shortfall Amount multiplied by
0.30%

   (H) Other Charges:

       (i)   Application Processing Fee: N/A
       (ii)  Monthly Service Fee:        $2,000.00
       (iii) Closing Fee:                N/A
       (iv)  Commitment Fee:             N/A


                            -  -












II. Bank Account

(A) Customer's Lockbox(es) and Special Account(s) will be maintained at the following Bank(s):

Name of Bank:  Silicon Valley Bank

Address: 3003 Tasman Drive
         Santa Clara, CA 95054

Phone: (408) 654-5560

Lockbox Address: Dept. No. 05711   San Francisco, CA 94139-5711

Special Account #: 0351777270






































                            -  -









<PAGE 48>


                         IWCF ATTACHMENT A
      TO AMENDED AND RESTATED WORKING CAPITAL FINANCING AND
              TERM LOAN AGREEMENT ("IWCF AGREEMENT")


III. Financial Covenants:

Definitions: The following terms shall have the following respective meanings in this Attachment A. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

     Current shall mean within the on-going twelve month period.

     Current Assets shall mean assets that are cash or expected to become cash within the on-going twelve months.

     Current Liabilities shall mean payment obligations resulting from past or current transactions that require settlement within the on-going twelve month period. All indebtedness to IBM Credit shall be considered a Current Liability for purposes of determining compliance with the Financial Covenants.

     Interest Coverage Ratio shall mean the ratio of Revenue plus all other income minus all costs except interest and tax expenses to interest expense.

     Long Term shall mean beyond the on-going twelve month period.

     Long Term Assets shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.

     Long Term Debt shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.

     Net Profit after Tax shall mean Revenue plus all other income, minus all costs, including applicable taxes.

     Revenue shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

     Subordinated Debt shall mean Customer's indebtedness to


                            -  -









     third parties as evidenced by an executed Notes Payable
     Subordination Agreement in favor of IBM Credit.






















































                            -  -









<PAGE 49>
                          IWCF ATTACHMENT A
        TO AMENDED AND RESTATED WORKING CAPITAL FINANCING
            AND TERM LOAN AGREEMENT ("IWCF AGREEMENT")


III. Financial Covenants (continued):

 Tangible Net Worth shall mean:

           Total Net Worth minus;

     (a) goodwill, organizational expenses, pre-paid expenses, deferred charges, research and development expenses, software development costs, leasehold expenses, trademarks, trade names, copyrights, patents, patent applications, privileges, franchises, licenses and rights in any thereof, and other similar intangibles (but not including contract rights) and other current and non-current assets as identified in Customer's financial statements; and

     (b) all accounts receivable from employees, officers, directors, stockholders and affiliates; and

               (c) all callable/redeemable preferred stock.

 Total Assets shall mean the total of Current Assets and Long
Term Assets.

Total Liabilities shall mean the Current Liabilities and Long
Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.

Total Net Worth (the amount of owner's or stockholder's ownership in an enterprise) is equal to Total Assets minus Total
Liabilities.

Working Capital shall mean Current Assets minus Current
Liabilities.

















                            -  -









<PAGE 50>
                        IWCF ATTACHMENT A
        TO AMENDED AND RESTATED WORKING CAPITAL FINANCING
            AND TERM LOAN AGREEMENT ("IWCF AGREEMENT")


III. Financial Covenants (continued):

Customer will be required to maintain the following financial ratios, percentages and amounts at all times:

     a) Revenue on an annual basis (i.e., the current fiscal year-to-date Revenue annualized) to Working Capital ratio greater than zero and equal to or less than 9.0:1.0;

     b) Current Assets to Current Liabilities ratio greater than: 1.0 to 1 as of the quarter ending 9/30/96;

     c) Current Assets to Current Liabilities ratio greater than: 1.0 to 1 as of the quarter ending 12/31/96;

     d) Current Assets to Current Liabilities ratio greater than: 1.3 to 1 as of the quarter ending 3/31/97;

     e) Current Assets to Current Liabilities ratio greater than: 1.5 to 1 as of the quarter ending 6/30/97;

     f) Current Assets to Current Liabilities ratio greater than: 1.8 to 1 as of the quarter ending 9/30/97 and thereafter;

     g) Net Profit after Tax to Revenue percentage equal to or greater than 2.5 percent;

     h) Interest Coverage Ratio equal to or greater than 2.0 from 10/1/96 through 9/30/97; equal to or greater than
          4.0 from 10/1/97 and thereafter;

     i) Minimum Working Capital of $12 million dollars as of the quarter ending 9/30/96;

     j) Minimum Working Capital of $12 million dollars as of the quarter ending 12/31/96;

     k) Minimum Working Capital of $15 million dollars as of the quarter ending 3/31/97 and thereafter;









                            -  -









<PAGE 51>
                         IWCF ATTACHMENT A
        TO AMENDED AND RESTATED WORKING CAPITAL FINANCING
            AND TERM LOAN AGREEMENT ("IWCF AGREEMENT")


III. Financial Covenants (continued):

IV. Additional Conditions Precedent Pursuant to Section 5.1 (M) of the Agreement:

   . Executed Waiver of Landlord Lien for all premises in which a landlord has the right of levy for rent;

   . A Certificate of Location of Collateral whereby the Customer certifies where Customer presently keeps or sells inventory, equipment and other tangible Collateral;

   . A Compliance Certificate as to Customer's compliance with the financial covenants set forth in Attachment A as of the last fiscal month of Customer for which financial statements have been published;

   . A copy of an all-risk insurance certificate pursuant to
Section 7.8 (B) of the Agreement;